Exhibit 99.17

Audited consolidated financial statements of Nextel and its subsidiaries included in Nextel’s annual report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 15, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Nextel Communications, Inc.

Reston, Virginia

We have audited the accompanying consolidated balance sheets of Nextel Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedules I and II listed in the Index at Item 15. These consolidated financial statements and financial statement schedules I and II are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and the financial statement schedules I and II based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Nextel Communications, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” in 2003. As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

McLean, Virginia

March 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Nextel Communications, Inc.

Reston, Virginia

We have audited management’s assessment, included in the Management’s Report on Internal Control over Financial Reporting listed in the Index at Item 9A, that Nextel Communications, Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2004 of the Company and our report dated March 14, 2005 expressed an unqualified opinion on those consolidated financial statements and financial statement schedules.

/s/ Deloitte & Touche LLP

McLean, Virginia

March 14, 2005

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and 2003

	2004	2003
		(as restated)
		(see note 1)
	(dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$1,479	$806
Short-term investments	335	1,165
Accounts and notes receivable, net	1,452	1,276
Due from related parties	132	70
Handset and accessory inventory	322	223
Deferred tax assets (note 9)	882	—
Prepaid expenses and other current assets (note 2)	605	148

Total current assets	5,207	3,688
Investments	360	408
Property, plant and equipment, net	9,613	9,093
Intangible assets, net (note 5)	7,223	7,038
Other assets	341	283

	$22,744	$20,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$986	$663
Accrued expenses and other	1,304	1,382
Due to related parties	297	285
Current portion of long-term debt and capital lease obligation	22	487

Total current liabilities	2,609	2,817
Long-term debt	8,527	9,725
Deferred income taxes (note 9)	1,781	1,873
Other liabilities	311	258

Total liabilities	13,228	14,673

Commitments and contingencies (notes 6 and 10)
Zero coupon mandatorily redeemable preferred stock, convertible, 245,245 shares issued and outstanding	108	99
Stockholders’ equity
Common stock, class A, 1.088 billion and 1.068 billion shares issued and outstanding	1	1
Common stock, class B, nonvoting convertible, 36 million shares issued; 30 million and 36 million shares outstanding	—	—
Paid-in capital	12,610	11,942
Accumulated deficit	(3,363)	(6,363)
Treasury stock, at cost	(141)	—
Deferred compensation, net	(33)	(16)
Accumulated other comprehensive income	334	174

Total stockholders’ equity	9,408	5,738

	$22,744	$20,510

The accompanying notes including note 13 “— Related Party Transactions”

are an integral part of these consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
		(as restated)	(as restated)
		(see note 1)	(see note 1)
	(in millions, except per share amounts)
Operating revenues
Service revenues	$11,925	$9,892	$8,186
Handset and accessory revenues	1,443	928	535

	13,368	10,820	8,721

Operating expenses
Cost of service (exclusive of depreciation included below)	1,926	1,674	1,488
Cost of handset and accessory revenues	2,077	1,495	1,047
Selling, general and administrative	4,241	3,453	3,039
Restructuring and impairment charges	—	—	35
Depreciation	1,807	1,643	1,541
Amortization	34	51	54

	10,085	8,316	7,204

Operating income	3,283	2,504	1,517

Other income (expense)
Interest expense	(594)	(844)	(1,048)
Interest income	29	42	58
(Loss) gain on retirement of debt, net of debt conversion costs of $0, $0 and $160	(117)	(245)	354
Gain on deconsolidation of NII Holdings	—	—	1,218
Equity in earnings (losses) of unconsolidated affiliates, net	15	(58)	(309)
Realized gain on sale of investments, net	26	223	—
Other, net	3	2	(39)

	(638)	(880)	234

Income before income tax benefit (provision)	2,645	1,624	1,751
Income tax benefit (provision)	355	(113)	(391)

Net income	3,000	1,511	1,360
(Loss) gain on retirement of mandatorily redeemable preferred stock	—	(7)	485
Mandatorily redeemable preferred stock dividends and accretion	(9)	(58)	(211)

Income available to common stockholders	$2,991	$1,446	$1,634

Earnings per common share
Basic	$2.69	$1.38	$1.85

Diluted	$2.62	$1.34	$1.75

Weighted average number of common shares outstanding
Basic	1,111	1,047	884

Diluted	1,152	1,089	966

The accompanying notes including note 13 “— Related Party Transactions”

are an integral part of these consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2004, 2003 and 2002

	Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
	(in millions)
Balance, December 31, 2001 (as restated) (note 1)	8	$283	763	$1	36	$—	$8,581	$(9,234)
Net income (as restated)								1,360
Other comprehensive income, net of income tax:
Foreign currency translation adjustment
Net unrealized gains on available-for-sale securities:
Unrealized holding losses
Reclassification adjustment for losses included in net income
Cash flow hedge:
Reclassification of transition adjustment included in net income
Unrealized loss on cash flow hedge
Total comprehensive income
Common stock issued under equity plans			8	—			49
Conversion of preferred stock into common stock	(4)	(147)	24	—			147
Exchange of debt securities for common stock			98	—			867
Exchange of mandatorily redeemable preferred stock for common stock			75	—			601
Deferred compensation and other							11
Gain on retirement of mandatorily redeemable preferred stock							485
Dividends and accretion on mandatorily redeemable preferred stock							(211)

Balance, December 31, 2002 (as restated) (note 1)	4	136	968	1	36	—	10,530	(7,874)
Net income (as restated)								1,511
Other comprehensive income, net of income tax:
Foreign currency translation adjustment
Net unrealized gains on available-for-sale securities:
Unrealized holding gains, net of income tax of $102 (as restated)
Cash flow hedge:
Reclassification of transition adjustment included in net income
Unrealized gain on cash flow hedge
Total comprehensive income
Common stock issued under direct stock purchase plan and other equity plans			47	—			707
Conversion of preferred stock into common stock	(4)	(136)	22	—			136
Exchange of debt securities for common stock			31	—			588
Deferred compensation and other							24
Increase on issuance of equity by affiliates, net of deferred income tax							22
Loss on retirement of mandatorily redeemable preferred stock							(7)
Dividends and accretion on mandatorily redeemable preferred stock							(58)

Balance, December 31, 2003 (as restated) (note 1)	—	—	1,068	1	36	—	11,942	(6,363)
Net income								3,000
Other comprehensive income, net of income tax:
Foreign currency translation adjustment
Unrealized holding gains on available-for-sale securities, net of income tax of $109
Total comprehensive income
Common stock issued under equity plans and other			20	—			267
Deferred compensation							32
Purchase of treasury stock (note 1)				—	(6)
Release of valuation allowance attributable to stock options (note 9)							337
Stock option tax deduction benefit							82
Adjustment to equity method investment, net of deferred income tax							(41)
Accretion on zero coupon mandatorily redeemable preferred stock							(9)

Balance, December 31, 2004	—	$—	1,088	$1	30	$—	$12,610	$(3,363)

5

			Accumulated Other Comprehensive Income
	Treasury Stock		Deferred Compensation	Unrealized Gain (Loss) on Investments	Cumulative Translation Adjustments	Cash Flow Hedge	Total

	Shares	Amount
	(in millions)
Balance, December 31, 2001 (as restated) (note 1)	—	$—	$(17)	$7	$(229)	$(29)	$(637)
Net income (as restated)							1,360
Other comprehensive income, net of income tax:
Foreign currency translation adjustment					228		228
Net unrealized gains on available-for-sale securities:
Unrealized holding losses				(37)			(37)
Reclassification adjustment for losses included in net income				37			37
Cash flow hedge:
Reclassification of transition adjustment included in net income						8	8
Unrealized loss on cash flow hedge						(6)	(6)

Total comprehensive income							1,590
Common stock issued under equity plans							49
Conversion of preferred stock into common stock							—
Exchange of debt securities for common stock							867
Exchange of mandatorily redeemable preferred stock for common stock							601
Deferred compensation and other			10				21
Gain on retirement of mandatorily redeemable preferred stock							485
Dividends and accretion on mandatorily redeemable preferred stock							(211)

Balance, December 31, 2002 (as restated) (note 1)	—	—	(7)	7	(1)	(27)	2,765
Net income (as restated)							1,511
Other comprehensive income, net of income tax:
Foreign currency translation adjustment					(4)		(4)
Net unrealized gains on available-for-sale securities:
Unrealized holding gains, net of income tax of $102 (as restated)				172			172
Cash flow hedge:
Reclassification of transition adjustment included in net income						4	4
Unrealized gain on cash flow hedge						23	23

Total comprehensive income							1,706
Common stock issued under direct stock purchase plan and other equity plans							707
Conversion of preferred stock into common stock							—
Exchange of debt securities for common stock							588
Deferred compensation and other			(9)				15
Increase on issuance of equity by affiliates, net of deferred income tax							22
Loss on retirement of mandatorily redeemable preferred stock							(7)
Dividends and accretion on mandatorily redeemable preferred stock							(58)

Balance, December 31, 2003 (as restated) (note 1)	—	$—	(16)	179	(5)	—	5,738
Net income							3,000
Other comprehensive income, net of income tax:
Foreign currency translation adjustment					2		2
Unrealized holding gains on available-for-sale securities, net of income tax of $109				158			158

Total comprehensive income							3,160
Common stock issued under equity plans and other							267
Deferred compensation			(17)				15
Purchase of treasury stock (note 1)	6	(141)					(141)
Release of valuation allowance attributable to stock options (note 9)							337
Stock option tax deduction benefit							82
Adjustment to equity method investment, net of deferred income tax							(41)
Accretion on zero coupon mandatorily redeemable preferred stock							(9)

Balance, December 31, 2004	6	$(141)	$(33)	$337	$(3)	$—	$9,408

The accompanying notes including note 13 “— Related Party Transactions” are an integral part of these consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
		(as restated)	(as restated)
		(see note 1)	(see note 1)
		(in millions)
Cash flows from operating activities
Net income	$3,000	$1,511	$1,360
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs and accretion of senior notes	24	46	316
Provision for losses on accounts receivable	127	129	334
Amortization of deferred gain from sale of towers	(96)	(105)	—
Restructuring and impairment charges	—	—	24
Depreciation and amortization	1,841	1,694	1,595
Loss (gain) on retirement of debt	117	245	(514)
Debt conversion expense	—	—	160
Gain on deconsolidation of NII Holdings	—	—	(1,228)
Equity in (earnings) losses of unconsolidated affiliates, net	(15)	58	309
Realized gain on investments, net	(26)	(223)	—
Tax benefit from the release of valuation allowance, net	(1,113)	—	—
Income tax provision	651	62	391
Other, net	41	59	71
Change in assets and liabilities, net of effects from acquisitions Accounts and notes receivable	(328)	(350)	(492)
Handset and accessory inventory	(110)	29	(21)
Prepaid expenses and other assets	(285)	(65)	(21)
Accounts payable, accrued expenses and other	460	222	239

Net cash provided by operating activities	4,288	3,312	2,523

Cash flows from investing activities
Capital expenditures	(2,513)	(1,716)	(1,863)
Proceeds from maturities and sales of short-term investments	2,761	2,511	3,486
Purchases of short-term investments	(1,933)	(2,825)	(3,068)
Payments for purchases of licenses, investments and other, net of cash acquired	(338)	(279)	(432)
Proceeds from sales of investments and other	77	248	2
Cash relinquished as a result of the deconsolidation of NII Holdings	—	—	(250)
Payments for acquisitions, net of cash acquired	—	—	(111)

Net cash used in investing activities	(1,946)	(2,061)	(2,236)

Cash flows from financing activities
Purchase and retirement of debt securities and mandatorily redeemable preferred stock	(1,421)	(4,598)	(843)
Proceeds from issuance of debt securities	494	2,483	—
Repayments under bank credit facility	(1,626)	(2,965)	(47)
Borrowings under bank credit facility	1,000	2,269	47
Proceeds from issuance of stock	236	689	35
Repayments under capital lease and finance obligations	(9)	(44)	(100)
Payment for capital lease buy-out	(156)	(54)	—
Mandatorily redeemable preferred stock dividends paid	—	(57)	(19)
Purchase of treasury stock	(141)	—	—
Debt financing costs and other	(46)	(14)	(1)
Proceeds from sale-leaseback transactions	—	—	6

Net cash used in financing activities	(1,669)	(2,291)	(922)

Net increase (decrease) in cash and cash equivalents	673	(1,040)	(635)
Cash and cash equivalents, beginning of period	806	1,846	2,481

Cash and cash equivalents, end of period	$1,479	$806	$1,846

The accompanying notes including note 13 “— Related Party Transactions”

are an integral part of these consolidated financial statements

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Operations and Significant Accounting Policies

Operations. We are a leading provider of wireless communications services in the United States. We provide a comprehensive suite of advanced wireless services, that include: digital wireless mobile telephone service, walkie-talkie features including our Nextel Direct Connect(R), and Nextel Nationwide Direct Connect(SM), and Nextel International Direct Connect(SM) walkie-talkie features, and wireless data transmission services. As of December 31, 2004, we provided service to over 16.2 million subscribers, which consisted of 15.0 million subscribers of Nextel-branded service and 1.2 million subscribers of Boost Mobile(TM) — branded pre-paid service.

Our all-digital packet data network is based on integrated Digital Enhanced Network, or iDEN(R), wireless technology provided by Motorola, Inc. We, together with Nextel Partners, Inc., currently utilize the iDEN technology to serve 297 of the top 300 U.S. markets where about 260 million people live or work. Nextel Partners provides digital wireless communications services under the Nextel brand name in mid-sized and tertiary U.S. markets, and has the right to operate in 98 of the top 300 metropolitan statistical areas in the United States ranked by population. As of December 31, 2004, we owned about 32% of the outstanding common stock of Nextel Partners. In addition, as of December 31, 2004, we also owned about 18% of the outstanding common stock of NII Holdings, Inc, which provides wireless communications services primarily in selected Latin American markets. We have agreements with NII Holdings that enable our subscribers to use our Direct Connect walkie-talkie features in the Latin American markets that it serves as well as between the United States and those markets.

On December 15, 2004, we entered into a definitive agreement for a merger of equals with Sprint Corporation pursuant to which we will merge into a wholly-owned subsidiary of Sprint. The new company will be called Sprint Nextel Corporation. The merger is expected to close in the second half of 2005 and is subject to shareholder and regulatory approvals, as well as other customary closing conditions. As a result, there can be no assurances that the merger will be completed or as to the timing thereof.

Principles of Consolidation. The consolidated financial statements include the accounts of Nextel Communications, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. We use the equity method to account for equity investments in unconsolidated companies in which we exercise significant influence over operating and financial policies but do not have control. We recognize all changes in our proportionate share of the unconsolidated affiliate’s equity resulting from the affiliate’s equity transactions as adjustments to our investment and stockholders’ equity balances. We use the cost method to account for equity investments in unconsolidated companies in which we do not exercise significant influence over operating or financial policies and do not have a controlling interest. Additional information regarding our equity investments can be found in note 3.

Use of Estimates. We prepare our financial statements in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making those estimates, actual results could differ from those estimates.

Cash and Cash Equivalents. Cash equivalents consist of time deposits and highly liquid short-term investments with maturities of 90 days or less at the time of purchase.

Supplemental cash flow information.

	Year Ended December 31,
	2004	2003	2002
	(in millions)
Capital expenditures, including capitalized interest
Cash paid for capital expenditures	$2,513	$1,716	$1,863
Change in capital expenditures accrued and unpaid or financed	(153)	140	41

	$2,360	$1,856	$1,904

Interest costs
Interest expense	$594	$844	$1,048
Interest capitalized	9	35	48

	$603	$879	$1,096

Cash paid for interest, net of amounts capitalized	$586	$794	$712

Cash received for interest	$27	$30	$54

Cash paid for income taxes	$85	$50	$7

Investments. Marketable debt securities with maturities greater than 90 days and less than one year at the time of purchase are classified as short-term investments. Debt securities that we have the ability and intent to hold until maturity are accounted for as held-to-maturity securities and recorded at amortized cost. As of December 31, 2004 and 2003, our short-term investments consisted of commercial paper and corporate and government bonds.

Marketable debt and equity securities intended to be held more than one year are classified within investments. All of our investments in marketable debt and equity securities are classified as available-for-sale as of the balance sheet date and are reported at fair value. Unrealized gains and losses, net of income tax, are recorded as other comprehensive income (loss). We report realized gains or losses, as determined on a specific identification basis, and other-than-temporary declines in value, if any, on available-for-sale securities in other income (expense). We record restricted investments in publicly traded companies intended to be held-to-maturity at amortized cost. We record equity investments in privately held companies at cost.

We assess declines in the value of individual investments to determine whether the decline is other-than-temporary and thus the investment is impaired. We make this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company and our intent and ability to hold the investment.

Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses. Because we have well over seven million accounts, it is not practical to review the collectibility of each account individually when we determine the amount of our allowance for doubtful accounts receivable each period. Therefore, we consider a number of factors in establishing the allowance for our portfolio of customers, including historical collection experience, current economic trends, estimates of forecasted write-offs, agings of the accounts receivable portfolio and other factors. When collection efforts on individual accounts have been exhausted, the account is written off by reducing the allowance for doubtful accounts.

Handset and Accessory Inventory. Handsets and accessories are valued at the lower of cost or market. We determine cost by the first-in, first-out, or FIFO, method. Handset costs in excess of the revenues generated from handset sales, or handset subsidies, are expensed at the time of sale. We do not recognize the expected handset subsidies prior to the time of sale because we expect to recover the handset subsidies through service revenues. We account for rebates received from vendors in accordance with Emerging Issues Task Force, or EITF, Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received by a Vendor.” Additional information can be found in “— Customer Related Direct Costs.” Each month, we estimate future handset purchases and related discounts. To the extent that such estimates change period to period, adjustments are made to our estimates of discounts earned, which could impact our cost of handset revenues. The amount of these discounts recorded for the year ended December 31, 2004 was less than 5% of our cost of handset and accessory revenues recorded for the year.

Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives, at cost. We capitalize costs for network and non-network software, which are included in property, plant and equipment, developed or obtained for internal use when incurred during the application development stage. For those software projects that are under development, we periodically assess the probability of deployment into the business to determine if an impairment charge is required. The gross amount of assets recorded under capital lease and finance obligations included in property, plant and equipment is $6 million as of December 31, 2004 and $276 million as of December 31, 2003. Amortization of assets recorded under capital leases is recorded in depreciation expense. Maintenance and repairs are charged to operations as incurred.

Network asset inventory and construction in progress includes materials, transmission and related equipment, labor, engineering, site development, interest and other costs relating to the construction and development of our network. Assets under construction are not depreciated until placed into service.

We calculate depreciation using the straight-line method based on estimated economic useful lives of up to 31 years for buildings, 3 to 20 years for network equipment and internal-use software and 3 to 12 years for non-network internal-use software, office equipment and other assets. We amortize leasehold improvements over the shorter of the lease terms or the estimated useful lives of the assets. We periodically review the estimated economic useful lives and salvage value of our property, plant and equipment and make adjustments to those estimates after considering historical experience, capacity requirements, consulting with the vendor and assessing new product and market demands, strategic decisions or technology matters and other factors. When these factors indicate property, plant and equipment assets may not be useful for as long as originally anticipated, we depreciate the remaining book values over the remaining estimated useful lives. In the first quarter 2003, we shortened the estimated useful lives of some of our network assets. As a result of these changes in estimates, we recorded $79 million or $0.08 per common share of additional depreciation expense for the year ended December 31, 2003.

Asset Retirement Obligations. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 143, “Accounting for Asset Retirement Obligations, we record an asset retirement obligation and an associated asset retirement cost when we have a legal obligation in connection with the retirement of tangible long-lived assets. Our obligations under SFAS No. 143 arise from certain of our leases and relate primarily to the cost of removing our equipment from such lease sites.

Capitalized Software to be Sold, Leased or Otherwise Marketed. We capitalize costs for software products that will be sold, leased or otherwise marketed when technological feasibility has been established. At each balance sheet date, we evaluate the recoverability of the unamortized capitalized costs of these software products. We classify software products to be sold, leased or otherwise marketed as noncurrent other assets. As of December 31, 2004 and 2003, we had $93 million and $74 million in net unamortized software, respectively.

Intangible Assets. Effective January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, we are no longer required to amortize goodwill and intangible assets with indefinite useful lives, which consist of our Federal Communications Commission, or FCC, licenses. We are required to test these assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We perform our annual review for impairment on October 1 of each year using a residual value approach. We measure the fair value of our 800 and 900 megahertz, or MHz, licenses by deducting the fair values of our net assets as well as the fair values of certain unrecorded identified intangible assets, other than these FCC licenses, from our reporting unit’s fair value, which was determined using a discounted cash flow analysis. The analysis was based on our long-term cash flow projections, discounted at our corporate weighted average cost of capital. If the fair value of the goodwill or intangible asset is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. Prior to 2002, we amortized our indefinite useful life assets and goodwill over their respective useful lives, which for our FCC licenses is 40 years and for the goodwill related to the acquisition of our Nextel stores is 10 years. For those intangible assets that have finite useful lives, we continue to amortize them over their estimated useful lives using the straight-line method. Additional information regarding our intangible assets and the adoption of SFAS No. 142 can be found in note 5.

At the September 2004 meeting of the EITF, the Securities and Exchange Commission, or SEC, staff announced that companies must use the direct value method to determine the fair value of their intangible assets acquired in business combinations completed after September 29, 2004. The SEC staff also announced that companies that currently apply the residual value approach for valuing intangible assets with indefinite useful lives for purposes of impairment testing, must use the direct value method by no later than the beginning of their first fiscal year after December 15, 2004. Under this new accounting guidance, we must perform an impairment test to measure the fair value of our 800 and 900 MHz licenses in the first quarter 2005 using the direct value method. As we have not yet completed an impairment test using the direct value method, we are unable to assess the impact on our financial statements of adopting this requirement. We will reflect an impairment charge, if any, resulting from the change to a direct value method as a cumulative effect of a change in accounting principle in our first quarter 2005 results.

Valuation of Long-Lived Assets. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of these assets, a loss, if any, is recognized for the difference between the fair value and carrying value of the assets. Impairment analyses, when performed, are based on our current business and technology strategy, our views of growth rates for our business, anticipated future economic and regulatory conditions and expected technological availability. For purposes of recognition and measurement of impairment losses, we group our long-lived assets with other assets and liabilities at the enterprise level, which for us is the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

Derivative Instruments and Hedging Activities. From time to time, we use derivative instruments, consisting primarily of interest rate swap agreements, to manage our exposure to changes in the fair values or future cash flows of some of our long-term debt, which is caused by interest rate fluctuations. We do not use derivative instruments for trading or other speculative purposes.

Derivative instruments designated in hedging relationships that mitigate exposure to changes in the fair value of our debt are considered fair value hedges. Derivative instruments designated in hedging relationships that mitigate exposure to the variability in future cash flows of our debt are considered cash flow hedges. We formally document all relationships between hedging instruments and hedged items and the risk management objective and strategy for each hedge transaction.

We record all derivatives in other assets or other liabilities on our balance sheet at their fair values. If the derivative is designated as a fair value hedge and the hedging relationship qualifies for hedge accounting, changes in the fair values of both the derivative and the hedged portion of our debt are recognized in interest expense in our statement of operations. If the derivative is designated as a cash flow hedge and the hedging relationship qualifies for hedge accounting, the effective portion of the change in fair value of the derivative is recorded in other comprehensive income (loss) and reclassified to interest expense when the hedged debt affects interest expense. The ineffective portion of the change in fair value of the derivative qualifying for hedge accounting and changes in the fair values of derivative instruments not qualifying for hedge accounting are recognized in interest expense in the period of the change. For hedge transactions that qualify for hedge accounting using the short-cut method, there is no net effect on our results of operations.

At inception of the hedge and quarterly thereafter, we perform a correlation assessment to determine whether changes in the fair values or cash flows of the derivatives are deemed highly effective in offsetting changes in the fair values or cash flows of the hedged items. If at any time subsequent to the inception of the hedge, the correlation assessment indicates that the derivative is no longer highly effective as a hedge, we discontinue hedge accounting and recognize all subsequent derivative gains and losses in the results of operations.

Debt Financing Costs. We amortize our debt financing costs as interest expense over the terms of the underlying obligations.

Revenue Recognition. Operating revenues primarily consist of wireless service revenues and revenues generated from handset and accessory sales. Service revenues primarily include fixed monthly access charges for mobile telephone, Nextel Direct Connect and other wireless services, variable charges for mobile telephone and Nextel Direct Connect usage in excess of plan minutes, long-distance charges derived from calls placed by our customers and activation fees. We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts, billing disputes and fraud or unauthorized usage. We recognize excess usage and long distance revenue at contractual rates per minute as minutes are used. As a result of the cutoff times of our multiple billing cycles each month, we are required to estimate the amount of subscriber revenues earned but not billed from the end of each billing cycle to the end of each reporting period. These estimates are based primarily on rate plans in effect and historical minutes of use. We recognize revenue from handset sales when title to the handset passes to the customer. In addition, we recognize the portion of the activation fees allocated to the handset unit of accounting in the statement of operations when title to the handset passes to the customer. We defer the portion of the activation fees allocated to the service unit of accounting, together with an equal amount of costs, and recognize such deferred fees and costs on a straight-line basis over the contract life in the statement of operations.

Effective July 1, 2003, we adopted EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Accordingly, for all handset sale arrangements entered into beginning in the third quarter 2003, we recognize revenue when title to the handset passes to the customer. Prior to July 1, 2003, in accordance with Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” we recognized revenue from handset sales on a straight-line basis over the then expected customer relationship period of 3.5 years, beginning when title to the handset passed to the customer. Accordingly, on July 1, 2003, we reduced our current assets and liabilities by about $563 million and our noncurrent assets and liabilities by about $783 million, representing substantially all of the revenues and costs associated with the original sale of the handsets that were deferred under SAB No. 101. The cumulative effect of adopting EITF Issue No. 00-21 did not materially impact our statements of operations. We have recognized revenue from accessory sales when title passes upon delivery of the accessory to the customer in all reporting periods included in the financial statements.

Customer Related Direct Costs. Upon the adoption of EITF Issue No. 00-21 effective July 1, 2003, we recognize the cost of handset revenues when title to the handset passes to the customer. Other customer related direct costs, such as commissions are expensed as incurred. Prior to July 1, 2003, we recognized the costs of handset revenues over the then expected customer relationship period of 3.5 years in amounts equivalent to revenues recognized from handset sales and handset costs in excess of the revenues generated from handset sales, or subsidies, were expensed at the time of sale.

Treasury Stock. In 2004, we purchased 6 million shares of our class B common stock from Motorola for $141 million in cash. We account for treasury stock under the cost method. In 2005, we converted these shares into shares of our class A common stock pursuant to the terms of our certificate of incorporation.

Stock-Based Compensation. We account for stock-based compensation for employees and non-employee members of our board of directors in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, compensation expense is calculated on a straight-line basis over the vesting period and is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of our class A common stock and the relevant exercise price. We account for stock-based compensation for non-employees, who are not members of our board of directors, at fair value using a Black-Scholes option-pricing model in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and other applicable accounting principles. We recorded stock-based compensation expense of $15 million during 2004, $15 million during 2003 and $13 million during 2002. In addition, in February 2004, we elected to settle $21 million of obligations under our long-term incentive plan with deferred shares as permitted by that plan. See note 12.

We comply with the disclosure provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Consistent with the provisions of SFAS No. 123 as amended, had compensation costs been determined based on the fair value of the awards granted since 1995, our income available to common stockholders and earnings per common share would have been as follows:

	Year Ended December 31,
	2004	2003	2002
	(in millions, except per share amounts)
Income available to common stockholders, as reported	$2,991	$1,446	$1,634
Stock-based compensation expense included in reported net income, net of income tax of $4, $0 and $0	11	35	8
Stock-based compensation expense determined under fair value based method, net of income tax of $55, $0 and $0	(205)	(360)	(350)

Income available to common stockholders, pro forma	$2,797	$1,121	$1,292

Earnings per common share
As reported
Basic	$2.69	$1.38	$1.85

Diluted	$2.62	$1.34	$1.75

Pro forma
Basic	$2.52	$1.07	$1.46

Diluted	$2.45	$1.04	$1.40

Additional information regarding the assumptions used in our calculation of the fair value of the awards can be found in note 12.

Advertising Costs. Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled $642 million during 2004, $462 million during 2003 and $345 million during 2002.

Research and Development. Research and development costs are fully expensed as incurred.

Foreign Currency. In May 2002, we began accounting for our investment in NII Holdings and its non-U.S. subsidiaries and affiliates under the equity method, and in November 2003, we began accounting for our investment in NII Holdings under the cost method. Prior to the change to the equity method, results of operations for our non-U.S. subsidiaries and affiliates were translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities were translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements were reported as other comprehensive income (loss). The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated were recorded as foreign currency transaction gains (losses). We no longer have any significant non-U.S. subsidiaries and affiliates.

Income Taxes. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of these benefits is considered to be more likely than not. Additional information regarding income taxes can be found in note 9.

Earnings Per Common Share. Basic earnings per common share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per common share for the effects of potentially dilutive common shares. Potentially dilutive common shares primarily include the dilutive effects of shares issuable under our equity plans computed using the treasury stock method and the dilutive effects of shares issuable upon the conversion of our convertible senior notes and convertible preferred stock computed using the if-converted method.

	Year Ended December 31,
	2004	2003	2002
	(in millions, except per share amounts)
Income available to common stockholders — basic	$2,991	$1,446	$1,634
Interest expense and accretion eliminated upon the assumed conversion of:
4.75% convertible senior notes due 2007	—	13	15
6% convertible senior notes due 2011	16	—	37
Zero coupon convertible preferred stock mandatorily redeemable 2013	10	—	8

Income available to common stockholders — diluted	$3,017	$1,459	$1,694

Weighted average number of common shares outstanding — basic	1,111	1,047	884
Effect of dilutive securities:
Class A convertible preferred stock	—	4	33
Equity plans	25	27	6
4.75% convertible senior notes due 2007	—	11	12
6% convertible senior notes due 2011	11	—	26
Zero coupon convertible preferred stock mandatorily redeemable 2013	5	—	5

Weighted average number of common shares outstanding — diluted	1,152	1,089	966

Earnings per common share
Basic	$2.69	$1.38	$1.85

Diluted	$2.62	$1.34	$1.75

About 8.2 million shares issuable upon the assumed conversion of our convertible senior notes could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2004 due to their antidilutive effects. Additionally, about 65.8 million shares issuable under our incentive and other equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2004 as the exercise prices exceeded the average market price of our class A common stock.

About 38.5 million shares issuable upon the assumed conversion of our convertible senior notes and zero coupon convertible preferred stock could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2003 due to their antidilutive effects. Additionally, about 62.7 million shares issuable under our incentive and other equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2003 as the exercise prices exceeded the average market price of our class A common stock.

About 8.4 million shares issuable upon the assumed conversion of our convertible senior notes could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2002 due to their antidilutive effects. Additionally, about 84.3 million shares issuable under our incentive and other equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2002 as the exercise prices exceeded the average market price of our class A common stock.

Reclassifications. We have reclassified some prior period amounts to conform to our current year presentation.

Concentrations of Risk. We believe that the geographic and industry diversity of our customer base minimizes the risk of incurring material losses due to concentrations of credit risk.

Motorola is our primary source of network equipment and manufactures all of the handsets we sell, other than the BlackBerry® devices, which are manufactured by Research in Motion, or RIM. We expect to continue to rely principally on Motorola or its licensees for the manufacture of handsets and a substantial portion of the equipment necessary to construct, enhance and maintain our iDEN network. Accordingly, we must rely on Motorola to develop handsets and equipment capable of supporting the features and services we plan to offer to our customers. In addition, because we are one of a limited number of wireless carriers that have deployed

iDEN technology, we bear a substantially greater portion of the costs associated with the development of new equipment and features than would be the case if our network utilized a more widely adopted technology platform. If Motorola fails or refuses to develop and deliver system infrastructure and handsets or enhancements that we require on a timely, cost- effective basis, we may not be able to adequately service our existing subscribers or add new subscribers and may not be able to offer competitive services; thereby materially and adversely affecting our results. If Motorola is unable or unwilling to provide handsets and related equipment and software applications, or to develop new technologies or features for us due to changes in our relationship, or if Motorola fails or refuses to do so on a timely, cost-effective basis, we may not be able to adequately service our existing subscribers or add new subscribers and may not be able to offer competitive services. If Motorola fails or refuses to provide its cooperation and support in connection with the FCC’s reconfiguration process related to the 800 MHz spectrum band, then our ability to satisfy our obligations under the Report and Order described in note 15 would be adversely affected.

We also have arrangements with several third party outsourcing vendors that provide services related to such activities as customer care, customer billing and network construction. An adverse change in the ability of any such vendor to provide services to us could adversely affect our operations.

We operate in a highly regulated environment subject to rapid technological and competitive changes. To the extent that there are changes in economic conditions, technology or the regulatory environment, our business plans could change, which could affect the recoverability of certain assets.

Restatement of Consolidated Financial Statements.

Like other companies, we have reviewed our accounting practices with respect to leasing transactions. We have concluded that there was an error in our practices related to the determination of the lease term under certain leases that relate primarily to our cell sites. We have historically used the initial non-cancelable portion of the lease as the lease term, excluding any renewal periods. We have determined that SFAS No. 13, “Accounting for Leases”, requires consideration of renewal periods when the existence of a “penalty”, as defined in SFAS No. 13, would require us to conclude at the inception of the lease that there was reasonable assurance that one or more of the renewal options would be exercised. We considered a number of factors in determining whether a penalty, as defined in SFAS No. 13, existed such that the exercise of one or more of the renewal options would be reasonably assured at the inception of the lease. The primary factor that we considered is that a significant dollar amount of leasehold improvements at a lease site would be impaired by non-renewal after the initial non-cancelable portion of the lease. The result of our assessment was to increase the lease term as defined in SFAS No. 13 for most of our operating leases. As we recognize rent expense on our operating leases on a straight-line basis and many of our leases contain escalating rent payments over the term of the lease, the impact of this change in lease term was to increase deferred rent liability at December 31, 2003 by approximately $92 million.

NII Holdings has advised us that it will restate certain financial results for the year ended December 31, 2003 and for the two months ended December 31, 2002. During the period November 2002 through October 2003, we owned on average 33% of the common stock of NII Holdings and accounted for our investment under the equity method. Accordingly, we have restated our consolidated statements of operations for the years ended December 31, 2003 and December 31, 2002 to reflect our percentage share of these adjustments. Although these adjustments did not impact our operating income for 2003 or 2002, they increased our losses on the line item “Equity in losses of unconsolidated affiliates, net” by $18 million in 2003 and by $7 million in 2002 and decreased our “Income available to common stockholders” by $8 million in 2003 and by $7 million in 2002 in our consolidated statements of operations.

The combined effect of these two changes were increases to accumulated deficit of $107 million and $81 million as of December 31, 2003 and 2002, respectively, and an increase to accumulated deficit of $55 million as of January 1, 2002.

The following is a summary of the effects of the restatement on our (a) consolidated balance sheet as of December 31, 2003, (b) consolidated statements of operations and cash flows for the years ended December 31, 2003 and 2002 and (c) consolidated statements of changes in stockholders’ equity as of December 31, 2003, 2002 and 2001.

Consolidated Balance Sheet

	As Previously Reported	As Restated
	(in millions)
As of December 31, 2003
Deferred income taxes	$1,867	$1,873
Other liabilities	166	258
Total liabilities	14,575	14,673
Accumulated deficit	(6,256)	(6,363)
Accumulated other comprehensive income	165	174
Total stockholders’ equity	5,836	5,738

Consolidated Statements of Operations

	As Previously Reported	As Restated
	(in millions, except per share amounts)
Year ended December 31, 2003
Cost of service (exclusive of depreciation)	$1,656	$1,674
Operating income	2,522	2,504
Equity in losses of unconsolidated affiliates, net	(40)	(58)
Realized gain on sale of investments, net	213	223
Income before income tax provision	1,650	1,624
Net income	1,537	1,511
Income available to common stockholders	1,472	1,446
Earnings per common share
Basic	$1.41	$1.38

Diluted	$1.36	$1.34

Year ended December 31, 2002
Cost of service (exclusive of depreciation)	$1,469	$1,488
Operating income	1,536	1,517
Equity in losses of unconsolidated affiliates, net	(302)	(309)
Income before income tax provision	1,777	1,751
Net income	1,386	1,360
Income available to common stockholders	1,660	1,634
Earnings per common share
Basic	$1.88	$1.85

Diluted	$1.78	$1.75

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	As Previously Reported	As Restated
	(in millions)
As of December 31, 2003
Net income	$1,537	$1,511
Unrealized holding gains	163	172
Total comprehensive income	1,723	1,706
Accumulated deficit	(6,256)	(6,363)
Total stockholders’ equity	5,836	5,738
As of December 31, 2002
Net income	$1,386	$1,360
Total comprehensive income	1,616	1,590
Accumulated deficit	(7,793)	(7,874)
Total stockholders’ equity	2,846	2,765
As of December 31, 2001
Accumulated deficit	$(9,179)	$(9,234)
Total stockholders’ deficit	(582)	(637)

Consolidated Statements of Cash Flows

	As Previously Reported	As Restated
	(in millions)
Year ended December 31, 2003
Net income	$1,537	$1,511
Equity in losses of unconsolidated affiliates, net	40	58
Realized gain on investments, net	(213)	(223)
Changes in assets and liabilities, net of effects from acquisitions Accounts payable, accrued expenses and other	204	222
Year ended December 31, 2002
Net income	$1,386	$1,360
Equity in losses of unconsolidated affiliates, net	302	309
Changes in assets and liabilities, net of effects from acquisitions Accounts payable, accrued expenses and other	220	239

New Accounting Pronouncements.

FASB Interpretation No 46. In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51,” to address perceived weaknesses in accounting for entities commonly known as special-purpose or off-balance-sheet. In addition to numerous FASB Staff Positions written to clarify and improve the application of Interpretation No. 46, the FASB announced a deferral for certain entities, and an amendment to Interpretation No. 46 entitled FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.” Interpretation No. 46 establishes consolidation criteria for entities for which “control” is not easily discernable under Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” which is based on the premise that equity holders control the entity by virtue of voting rights. Interpretation No. 46 provides guidance for identifying the party with a controlling financial interest resulting from arrangements or financial interests rather than from voting interests. Interpretation No. 46 defines the term variable interest entity, or VIE, and is based on the premise that if a business enterprise absorbs a majority of the VIE’s expected losses and/or receives a majority of its expected residual returns (measures of risk and reward), that enterprise (the primary beneficiary) has a controlling financial interest in the VIE. Under Interpretation No. 46, the assets, liabilities, and results of the activities of the VIE should be included in the consolidated financial statements of the primary beneficiary. We were required to apply the provisions of Interpretation No. 46R in the first quarter 2004. As we did not have any VIEs during 2004, the adoption of this new method of accounting for VIEs did not affect our financial condition or results of operations.

EITF Topic D-108. In September 2004, the EITF issued Topic D-108, “Use of the Direct Method to Value Intangible Assets”. In EITF Topic D-108, the SEC staff announced that companies must use the direct value method to determine the fair value of their intangible assets acquired in business combinations completed after September 29, 2004. The SEC staff also announced that companies that currently apply the residual value approach for valuing intangible assets with indefinite useful lives for purposes of impairment testing must use the direct value method by no later than the beginning of their first fiscal year after December 15, 2004. As permitted we performed our annual impairment test as of October 1, 2004 to measure the fair value of our 800 and 900 MHz FCC licenses in our national footprint using the residual value approach. Under this new accounting guidance, we must perform an impairment test to measure the fair value of our 800 and 900 MHz licenses in the first quarter 2005 using the direct value method. As we have not yet completed an impairment test using the direct value method, we are unable to assess the impact on our financial statements of adopting this requirement. We will reflect an impairment charge, if any, resulting from the change to a direct value method as a cumulative effect of a change in accounting principle in our first quarter 2005 results.

SFAS No. 123R. In December 2004, the FASB issued SFAS No. 123R (revised 2004), “Share-Based Payment.” The statement is a revision of FASB Statement No. 123, “Accounting for Stock Based Compensation” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The statement focuses primarily on accounting for transactions in which we obtain employee services in share-based payment transactions. This statement requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This standard is scheduled to become effective in the first interim reporting period beginning after June 15, 2005. Assuming that the effective date is not delayed, we will apply this new standard to our interim reporting period beginning July 1, 2005. We have not yet determined the amount of impact on the consolidated statements of operations following adoption and subsequent to 2005 or the transition method we will use.

2. Supplemental Balance Sheet Information

	December 31,
	2004	2003
	(in millions)
Accounts and notes receivable
Trade	$1,482	$1,336
Other receivables	34	26
Less allowance for doubtful accounts	(64)	(86)

	$1,452	$1,276

Prepaid expenses and other current assets
Prepaid expenses	$262	$120
Investment in NII Holdings	293	—
Deferred costs of handset sales and activation (note 1)	50	28

	$605	$148

Property, plant and equipment
Buildings and improvements	$303	$221
Network equipment and software	14,343	12,541
Non-network internal use software, office equipment and other	1,351	1,095
Less accumulated depreciation and amortization	(7,340)	(5,562)

	8,657	8,295
Network asset inventory and construction in progress	956	798

	$9,613	$9,093

Accounts payable
Trade	$519	$343
Other payables	467	320

	$986	$663

Accrued expenses and other
Payroll related	$220	$288
Deferred access revenues	367	310
Accrued interest	129	148
Deferred gain from sale of towers	61	94
Deferred handset sales and activation fees (note 1)	42	28
Other	485	514

	$1,304	$1,382

Other liabilities
Deferred gain from sale of towers	$32	$92
Other	279	166

	$311	$258

3. Investments

	December 31,
	2004	2003
	(in millions)
Marketable equity securities, excluding current portion of NII Holdings investment of $293	$293	$307
Marketable debt securities, NII Holdings	—	67
Equity method investments, at cost net of equity in earnings (loss)
Nextel Partners, net of equity in net losses of $330 and $346	24	—
Other	3	4
Nonmarketable equity securities, at cost	40	30

	$360	$408

NII Holdings. NII Holdings provides wireless communications services using iDEN technology primarily in selected Latin American markets. In November 2002, NII Holdings, which prior to that time had been our substantially wholly-owned subsidiary, completed its reorganization under Chapter 11 of the U.S. Bankruptcy Code, having filed a voluntary petition for reorganization in May 2002 in the United States Bankruptcy Court for the District of Delaware after it and one of its subsidiaries defaulted on credit and vendor finance facilities. Prior to its bankruptcy filing, NII Holdings was accounted for as one of our consolidated subsidiaries. As a result of NII Holdings’ bankruptcy filing in May 2002, we began accounting for our investment in NII Holdings using the equity method. In accordance with the equity method of accounting, we did not recognize equity losses of NII Holdings after May 2002 as we had already recognized $1,408 million of losses in excess of our investment in NII Holdings through that date. NII Holdings’ net operating results through May 2002 have been presented as equity in losses of unconsolidated affiliates, as permitted under the accounting rules governing a mid-year change from consolidating a subsidiary to accounting for the investment using the equity method.

Upon NII Holdings’ emergence from bankruptcy in November 2002, we recognized a non-cash pre-tax gain on deconsolidation of NII Holdings in the amount of $1,218 million consisting primarily of the reversal of equity losses we had recorded in excess of our investment in NII Holdings, partially offset by charges recorded when we consolidated NII Holdings, including, among other items, $185 million of cumulative foreign currency translation losses. At the same time, we began accounting for our new ownership interest in NII Holdings using the equity method, under which we recorded our proportionate share of NII Holdings’ results of operations. In November 2003, we sold 3.0 million shares of NII Holdings common stock, which generated $209 million in net proceeds and a gain of $184 million, based on an average per share carrying amount.

In 2004, we tendered NII Holdings’ 13% notes that we owned to NII Holdings, in exchange for $77 million in cash resulting in a $28 million realized gain in other (expense) income in the accompanying condensed consolidated statements of operations. As of December 31, 2004, we accounted for the shares of NII Holdings common stock as an available-for-sale investment. A portion of our investment in NII Holdings was reclassified to other current assets as of December 31, 2004. As of December 31, 2004, we owned about 18% of the outstanding common stock of NII Holdings.

Under roaming agreements with NII Holdings, we expensed $21 million during 2004, $8 million during 2003 and $7 million during 2002 for our subscribers roaming on NII Holdings’ networks and earned roaming revenues of $6 million during 2004 and $1 million during 2003 and 2002 for NII Holdings’ subscribers roaming on our network. We recorded the roaming revenues we earned from NII Holdings as service revenues and we recorded the roaming expenses we were charged as cost of service. We had a net payable due to NII Holdings of $2 million as of December 31, 2004 and we had a net receivable due from NII Holdings of $1 million as of December 31, 2003. All payments due to and due from NII Holdings are settled in accordance with customary commercial terms for comparable transactions.

Timothy M. Donahue, a member of our board of directors and our President and Chief Executive Officer, was a director of NII Holdings until March 2004.

Nextel Partners. Nextel Partners provides digital wireless communications services under the Nextel brand name in mid-sized and tertiary U.S. markets having the right to operate in 98 of the top 300 metropolitan statistical areas in the United States ranked by population. In January 1999, we entered into agreements with Nextel Partners and other parties, including Motorola, relating to the formation, capitalization, governance, financing and operation of Nextel Partners. As part of those transactions in 1999, we sold assets and transferred specified FCC licenses to Nextel Partners in exchange for equity interests in Nextel Partners having a total agreed value of $140 million and cash of $142 million, which also included the reimbursement of costs and net operating expenses.

As a result of Nextel Partners’ initial public offering in February 2000, our equity interest was converted into voting class B common stock and our total ownership interest was diluted. As a result of the initial public offering and subsequent transactions, including our purchase from Motorola in 2004 of about 5.6 million shares of Nextel Partners common stock, we owned about 32% of the outstanding common stock of Nextel Partners as of December 31, 2004. We account for our investment in Nextel Partners using the equity method. As of December 31, 2004, assuming conversion of our class B shares of Nextel Partners into class A shares of Nextel Partners, the market value of our investment is about $1,654 million.

We entered into the relationships with Nextel Partners principally to accelerate the build-out of our network outside the largest metropolitan market areas that initially were the main focus of our network coverage. As an inducement to obtain Nextel Partners’ commitment to undertake and complete the anticipated network expansion, we agreed that we would not offer wireless communications services under the Nextel brand name, iDEN services on 800 MHz frequencies, or wireless communications services that allow interconnection with landline telecommunications in Nextel Partners’ territory. We also have roaming agreements with Nextel Partners covering all of the U.S. market areas in which Nextel Partners currently provides, or will in the future provide, iDEN-based services.

The certificate of incorporation of Nextel Partners establishes circumstances in which we will have the right or obligation to purchase the outstanding shares of class A common stock of Nextel Partners at specified prices. We may pay the consideration of any such purchase in cash, shares of our class A common stock, or a combination of both.

Specifically, under the terms of the certificate of incorporation of Nextel Partners, during the 18 month period following completion of the proposed merger with Sprint, the holders of a majority of the Nextel Partners class A common stock can vote to require us to purchase all of the outstanding shares of Nextel Partners that we do not already own for the appraised fair market value of those shares. The Nextel Partners stockholders will not be entitled to take that action if the proposed merger with Sprint is not completed. We do not know if the stockholders of Nextel Partners will elect to require us to purchase the Nextel Partners class A shares if the proposed merger with Sprint is completed.

Subject to various limitations and conditions, we may be required to purchase the outstanding shares of Nextel Partners’ class A common stock in certain other circumstances if:

•	(i) we elect to cease using iDEN technology on a nationwide basis; (ii) this technology change means that Nextel Partners cannot offer nationwide roaming comparable to that available to its subscribers before our change; and (iii) we elect not to pay for the equipment necessary to permit Nextel Partners to make a technology change;

•	we elect to terminate the relationship with Nextel Partners because of its breach of the operating agreements;

•	we breach the operating agreements; or

•	Nextel Partners fails to implement changes required by us to match changes we have made in our business, operations or systems.

If we purchase the outstanding shares of Nextel Partners’ class A common stock:

•	as a result of the termination of our operating agreements with Nextel Partners as a result of our breach, the purchase price could involve a premium based on a pricing formula.

•	as a result of the termination of our operating agreements as a result of a breach by Nextel Partners, the purchase price could involve a discount based on a pricing formula.

•	as a result of the election of a majority of the non-Nextel stockholders to require us to purchase, after Nextel Partners’ failure to implement changes in business, operations or systems required by us, the purchase price will be an amount equal to the higher of the fair market value as determined by the appraisal process and a 20% rate of return on each tranche of invested capital in Nextel Partners, whether contributed in cash or in kind, from the date of its contribution through the purchase date, which value will be divided over all of Nextel Partners’ capital stock.

•	for any other reason, the purchase price will be the fair market value of the class A common stock. Under the certificate of incorporation of Nextel Partners, fair market value is defined as the price that a buyer would be willing to pay for all of Nextel Partners’ outstanding capital stock in an arm’s-length transaction and includes a control premium, as determined by an appraisal process.

Subject to various limitations and conditions, including possible deferrals by Nextel Partners, we will have the right to purchase the outstanding shares of Nextel Partners’ class A common stock on January 29, 2008. We may not transfer our interest in Nextel Partners to a third party before January 29, 2011, and Nextel Partners’ class A common stockholders have the right, and in specified instances the obligation, to participate in any sale of our interest.

During 2003, we received $15 million for the sale of FCC licenses and network assets to Nextel Partners. Additionally, Nextel Partners completed an offering of its common stock in 2003 and as a result, we recorded an increase of $5 million in paid-in capital in our stockholders’ equity in accordance with SAB No. 51. Also in the second half of 2003, Nextel Partners redeemed its 12% nonvoting mandatorily redeemable preferred stock that we held for $39 million. As our investment in Nextel Partners had been written down to zero during the second quarter 2003 through the application of the equity method of accounting, we recorded a gain of $39 million.

Under our roaming agreement with Nextel Partners, we expensed $155 million during 2004, $112 million during 2003 and $78 million during 2002 for our customers roaming on Nextel Partners’ network and earned roaming revenues of $87 million during 2004, $61 million during 2003 and $38 million during 2002 for Nextel Partners subscribers roaming on our network. We also provide telecommunications switching services to Nextel Partners under a switch sharing agreement. For these services, we earned $39 million in 2004, $44 million in 2003 and $52 million in 2002, which we recorded as a reduction to cost of service. We also charged Nextel Partners $20 million in 2004, $11 million in 2003 and $6 million in 2002 for administrative services provided under a services agreement. We recorded these amounts as a reduction to selling, general and administrative expenses. We earned $5 million in 2004 and $4 million in 2003 in royalty fees, which we recorded as other income (expense). We have a net receivable due from Nextel Partners of $10 million as of December 31, 2004 and $16 million as of December 31, 2003. All payments due to and due from Nextel Partners are settled in accordance with customary commercial terms for comparable transactions.

As of December 31, 2004, Mr. Donahue was a director of Nextel Partners.

SpectraSite. In 1999, we received an ownership interest in SpectraSite Holdings, Inc. in connection with a sale and leaseback transaction of certain of our telecommunication towers. The ownership interest constituted continuing involvement and, accordingly, these transactions were accounted for by the financing method. In the exchange, we also received $560 million in cash, which we reflected as a finance obligation on our balance sheet.

During 2002, we recognized a $37 million other-than temporary reduction in the fair value of our investment in SpectraSite and we sold all of our equity investment in SpectraSite for a de minimis amount. The sale of our equity investment ended our continuing involvement in SpectraSite for substantially all of our tower leases and we recorded a $291 million deferred gain, which we began amortizing over the original remaining lease terms through 2007. Payments under the leases are accounted for as operating leases and are included in rent expense in cost of service. As of December 31, 2004, we had a remaining deferred gain of $93 million.

4. Significant Transactions

Acquisitions. In May 2004, we purchased certain multichannel multipoint distribution system, or MMDS, FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of WorldCom, Inc. We paid an aggregate cash purchase price of $144 million, of which $137 million was paid in 2004 and the remainder was paid prior to 2004. Also, in June 2004, we purchased certain MMDS FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of Nucentrix Broadband Networks, Inc. We paid an aggregate cash purchase price of $51 million, of which $49 million was paid in 2004 and the remainder was paid prior to 2004. Both of these transactions were accounted for as asset purchases. These licenses relate to spectrum that we may use in connection with the deployment of certain broadband or other wireless services.

In January 2003, we purchased the 900 MHz FCC licenses of NeoWorld Communications, Inc. through the acquisition of all of its stock. Pursuant to our agreements, we paid an aggregate cash purchase price of $280 million, of which $201 million was paid in 2003 and the remainder was paid prior to 2003. We accounted for this transaction as an asset purchase because we purchased FCC licenses that were not being used to generate revenues and we did not acquire any employees or customers.

In February 2002, we purchased from Chadmoore Wireless Group, Inc. 800 MHz and 900 MHz FCC licenses for an aggregate cash purchase price of $142 million, including $6 million of accrued acquisition and transaction costs, $111 million of which was paid to Chadmoore in 2002. We accounted for this acquisition as a business combination and substantially all of the purchase price was allocated to licenses.

No significant business combinations were completed during 2004 or 2003.

Restructuring and Impairment Charges. In January 2002, we announced a five-year information technology outsourcing agreement with Electronic Data Systems Corp., or EDS, under which EDS manages our corporate data center, database administration, helpdesk, desktop services and other technical functions. Additionally, in January 2002, we announced an eight-year customer relationship management agreement with International Business Machines Corporation and TeleTech Holdings, Inc. to manage our customer care centers. In connection with these outsourcing agreements, we recorded a $35 million restructuring and impairment charge in the first quarter 2002, which primarily represents the future lease payments related to facilities we planned to vacate net of estimated sublease income. The restructuring charge also includes employee separation costs associated with the involuntary termination of about 700 employees throughout the organization and the write-off of impaired assets. The employee separations were completed by the end of 2002. As of December 31, 2004, our restructuring liability was $6 million relating to lease cancellation costs.

5. Intangible Assets

		December 31, 2004			December 31, 2003
	Useful Lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in millions)
Amortized intangible assets
Customer lists	3 years	$40	$38	$2	$98	$75	$23
Spectrum sharing and noncompete agreements and other	Up to 10 years	77	24	53	82	17	65

		117	62	55	180	92	88

Unamortized intangible assets
FCC licenses	Indefinite	7,140		7,140	6,922		6,922
Goodwill	Indefinite	28		28	28		28

		7,168		7,168	6,950		6,950

Total intangible assets		$7,285	$62	$7,223	$7,130	$92	$7,038

FCC licenses, our most significant intangible assets, authorize wireless carriers to use radio frequency spectrum, and are issued on both a site-specific and wide-area basis, enabling wireless carriers to provide service either in specific 800 MHz economic areas or 900 MHz metropolitan trading areas in the United States. Currently, our 800 MHz and 900 MHz licenses are issued for periods of 10 years and our 700 MHz licenses are issued for a period of 15 years. All of our FCC licenses are subject to construction and/or operational and technical requirements. The FCC has routinely granted license renewals if the licensees provide substantial services in their licensed area and have complied with applicable rules and policies and the Communications Act of 1934, as amended. We believe that we have met and will continue to meet all requirements necessary to retain and secure renewal of our FCC licenses. Our book value in our FCC licenses are at cost or if acquired in a business combination at an allocated amount based on the fair value.

During the year ended December 31, 2004, we acquired FCC licenses for an aggregate purchase price of $225 million, which included deposits for licenses paid prior to 2004 that were recorded in other assets until we acquired the relevant licenses. These acquisitions consisted primarily of two transactions. In May 2004, we purchased certain MMDS FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of WorldCom. We paid an aggregate cash purchase price of $144 million, of which $137 million was paid in 2004 and the remainder was paid prior to 2004. Also, in June 2004, we purchased certain MMDS FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of Nucentrix Broadband Networks. We paid an aggregate cash purchase price of $51 million, of which $49 million was paid in 2004 and the remainder was paid prior to 2004. Both of these transactions were accounted for as asset purchases. These licenses relate to spectrum that we may use in connection with the deployment of certain broadband or other wireless services. During the year ended December 31, 2004, we also wrote off $58 million of fully amortized customer lists, which did not have an impact on our results of operations or financial condition.

During the year ended December 31, 2003, we acquired FCC licenses for an aggregate purchase price of $366 million, which included both the licenses of NeoWorld Communications and deposits for other licenses paid prior to 2003 that were recorded in other assets until we acquired the relevant licenses. In connection with the acquisition of stock of NeoWorld Communications, we recorded an additional deferred tax liability of $86 million, in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” The offsetting increase related to recognizing this deferred tax liability was recorded to FCC licenses.

For intangible assets with finite lives, we recorded aggregate amortization expense of $34 million and $51 million for the years ended December 31, 2004 and 2003, respectively. Based only on the amortized intangible assets existing at December 31, 2004, we estimate the amortization expense to be $9 million during 2005, $5 million during 2006, $4 million during 2007, $3 million during 2008 and $3 million during 2009. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.

We performed our annual impairment test of FCC licenses and goodwill as of October 1, 2004 and concluded that there was no impairment as the fair values of these intangible assets were greater than their carrying values. We concluded, based on the guidance in EITF Issue No. 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets,” that the unit of accounting for our 800 MHz and 900 MHz FCC licenses is our nationwide footprint. Using a residual value approach, we measured the fair value of our 800 MHz and 900 MHz FCC licenses by deducting the fair values of our net assets as well as the fair values of certain unrecorded identified intangible assets, other than these FCC licenses, from our reporting unit’s fair value, which was determined using a discounted cash flow analysis that was based on our long-term cash flow projections, discounted at our corporate weighted average cost of capital. Under the new accounting guidance announced by the SEC staff at the September 2004 EITF meeting, we must perform an impairment test to measure the fair value of our 800 and 900 MHz licenses as of January 1, 2005 using the direct value method, see note 1. We will reflect an impairment charge, if any, resulting from the change to a direct value method as a cumulative effect of a change in accounting principle in our first quarter 2005 results.

We have invested about $350 million in 700 MHz licenses that are currently not used in our network. The FCC, as part of its resolution of the problem of interference with public safety systems operating in the 800 MHz band, as described in note 15, gave us minimal credit for our 700 MHz licenses against our total obligation under the FCC’s process to resolve the interference problem. In the third quarter of 2004, we performed a direct method valuation of our 700 MHz licenses and determined that the 700 MHz licenses were not impaired.

Adoption of SFAS No. 142. In connection with the adoption of SFAS No. 142 in 2002, we ceased amortizing FCC license costs, as we believe that our portfolio of FCC licenses represents an intangible asset with an indefinite useful life. As a result, in the first quarter of 2002, we incurred a one-time cumulative non-cash charge to the income tax provision of $335 million to increase the valuation allowance related to our net operating losses. This cumulative charge was required because we had significant deferred tax liabilities related to our FCC licenses that have a significantly lower tax basis than book basis. Historically, we did not need a valuation allowance for the portion of our net operating loss equal to deferred tax liabilities related to FCC licenses expected to reverse during our net operating loss carryforward period. Because we ceased amortizing FCC licenses in connection with the adoption of SFAS No. 142, we can no longer estimate the amount, if any, of deferred tax liabilities related to our FCC licenses that will reverse during the carryforward period. Accordingly, we increased our valuation allowance. We have recorded an incremental non-cash charge of $33 million during 2004, $62 million during 2003, and $51 million during 2002 to the income tax provision related to FCC licenses for which we have a tax basis. As these FCC licenses are no longer amortized for book purposes but are amortized for tax purposes, we are recording additional deferred tax liabilities as amortization occurs for tax purposes. In 2004 we released our net operating loss valuation allowance, which reversed all of the previous incremental charges recorded to the income tax provision related to FCC licenses for which we have a tax basis.

6. Long-Term Debt, Capital Lease and Mandatorily Redeemable Preferred Stock

	Balance December 31, 2003	Retirements and Repayments of Principal	Borrowings, Debt-for-Debt Exchange and Other	Balance December 31, 2004
	(dollars in millions)
9.375% senior serial redeemable notes due 2009	$1,599	$(567)	$(1,032)	$—
5.25% convertible senior notes due 2010	607	—	—	607
9.5% senior serial redeemable notes due 2011, including a deferred premium of $36 and $7	895	(171)	(510)	214
6% convertible senior notes due 2011	608	(608)	—	—
6.875% senior serial redeemable notes due 2013, including a deferred premium of $0 and $5 and net of an unamortized discount of $0 and $58	500	—	864	1,364
5.95% senior serial redeemable notes due 2014, including a deferred premium of $0 and $12 and net of an unamortized discount of $0 and $59	—	—	1,046	1,046
7.375% senior serial redeemable notes due 2015, net of unamortized premium of $8 and unamortized discount of $3	2,008	—	126	2,134
Bank credit facility, interest payable quarterly at an adjusted rate calculated based either on the U.S. prime rate or London Interbank Offered Rate, or LIBOR (2.4% to 4.7% — 2004; 2.4% to 6.9% — 2003)	3,804	(1,626)	1,000	3,178
Capital lease obligation	165	(165)	—	—
Other	26	(16)	(4)	6

Total long-term debt	10,212	$(3,153)	$1,490	8,549

Less current portion	(487)			(22)

	$9,725			$8,527

Zero coupon convertible preferred stock mandatorily redeemable 2013, no dividend; convertible into 4,779,386 shares of class A common stock; 245,245 shares issued and outstanding; stated at accreted liquidation preference value at 9.25% compounded quarterly	$99	$—	$9	$108

9.375% Senior Notes. Cash interest on the 9.375% senior serial redeemable notes due 2009 began to accrue May 15, 2000, at an annual rate of 9.375%. These notes were senior unsecured indebtedness and ranked equal in right of payment with all of our other unsubordinated, unsecured indebtedness. These senior notes were partially exchanged through debt-for-debt exchange transactions in 2004 and were fully retired later in 2004. See “— 2004 Debt-for-Debt Exchanges” and “— 2004 Debt Retirements.”

5.25% Convertible Senior Notes. Cash interest on the 5.25% convertible senior notes due 2010 is payable semiannually in arrears on January 15 and July 15, at an annual rate of 5.25%. We may choose to redeem some or all of these notes at a redemption price that currently is 102.333% of the aggregate principal amount of these notes, plus accrued and unpaid interest. These notes are convertible at the option of the holders into our class A common stock at any time prior to redemption, repurchase or maturity at a conversion price of $74.40 per share, subject to adjustment. These notes are senior unsecured indebtedness and rank equal in right of payment with all of our other unsubordinated, unsecured indebtedness.

9.5% Senior Notes. Cash interest on these notes is payable semiannually in arrears on February 1 and August 1, at an annual rate of 9.5%. We may choose to redeem some or all of these notes commencing on February 1, 2006 at an initial redemption price of 104.75% of the aggregate principal amount of these notes, plus accrued and unpaid interest. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. In July 2001, we entered into three interest rate swap agreements to hedge the risk of changes in fair value attributable to changes in market interest rates associated with $500 million of our 9.5% senior serial redeemable notes. As a result of this hedge and in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” we recognized an increase to the carrying value of these notes. During the third quarter 2003, we terminated all three swap agreements in exchange for cash received of about $38 million. As a result of the terminations, we recorded a premium of about $38 million, which is recognized as an adjustment to interest expense in our statement of operations over the remaining life of the hedged debt. Additional information regarding our hedging activities can be found in note 8. These senior notes were partially exchanged through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”

6% Convertible Senior Notes. Cash interest on these notes began to accrue on June 1, 2001, at an annual rate of 6%. These notes were senior unsecured indebtedness and ranked equal in right of payment with all our other unsubordinated, unsecured indebtedness. These senior notes were retired in 2004. See “— 2004 Debt Retirements.”

6.875% Senior Notes. In October 2003, we completed the sale of $500 million in principal amount of our 6.875% senior serial redeemable notes due 2013, which we refer to as the 6.875% senior notes, in a transaction that generated about $500 million in net cash proceeds to us. Cash interest on these notes is payable semiannually in arrears on April 30 and October 31 commencing April 30, 2004, at an annual rate of 6.875%. We may choose to redeem some or all of these notes commencing on October 31, 2008 at an initial redemption price of 103.438% of the aggregate principal amount of these notes, plus accrued and unpaid interest. On or before October 31, 2006, we may choose to redeem a portion of the principal amount of the outstanding notes using the proceeds of one or more sales of qualified equity securities at a redemption price of 106.875% of the notes’ principal amount, plus accrued and unpaid interest to the date of redemption, so long as a specified principal amount of notes remains outstanding immediately following the redemption. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. Additional 6.875% senior notes were issued through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”

5.95% Senior Notes. In March 2004, we completed the sale of $500 million in principal amount of our 5.95% senior serial redeemable notes due 2014, which we refer to as the 5.95% senior notes, in a transaction that generated about $494 million in net cash proceeds to us. Cash interest on these notes is payable semiannually in arrears on March 15 and September 15 commencing September 15, 2004, at an annual rate of 5.95%. We may choose to redeem some or all of these notes commencing on March 15, 2009 at an initial redemption price of 102.975% of the aggregate principal amount of these notes, plus accrued and unpaid interest. On or before March 15, 2007, we may choose to redeem a portion of the principal amount of the outstanding notes using the proceeds of one or more sales of qualified equity securities at a redemption price of 105.95% of the notes’ principal amount, plus accrued and unpaid interest to the date of redemption, so long as a specified principal amount of notes remains outstanding immediately following the redemption. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. Additional 5.95% senior notes were issued through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”

7.375% Senior Notes. In July 2003, we completed the sale of $1,000 million in principal amount of our 7.375% senior serial redeemable notes due 2015, which we refer to as the 7.375% senior notes, in a transaction that generated about $983 million in net cash proceeds to us. In September 2003, we completed the sale of an additional $1,000 million in principal amount of our 7.375% senior notes due 2015, which generated about $1,000 million in net cash proceeds to us. The senior notes issued in July 2003 and September 2003 are a single series of notes. Cash interest on these notes is payable semiannually in arrears on February 1 and August 1, at an annual rate of 7.375%. We may choose to redeem some or all of these notes commencing on August 1, 2008 at an initial redemption price of 103.688% of the aggregate principal amount of these notes, plus accrued and unpaid interest. On or before August 1, 2006, we may choose to redeem a portion of the principal amount of the outstanding notes using the proceeds of one or more sales of qualified equity securities at a redemption price of 107.375% of the notes’ principal amount, plus accrued and unpaid interest to the date of redemption, so long as a specified principal amount of notes remains outstanding immediately following the redemption. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. Additional 7.375% senior notes were issued through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”

Zero Coupon Preferred Stock. No dividends are payable with respect to the zero coupon convertible preferred stock due 2013; however, the liquidation preference accretes from the initial liquidation preference of $253.675 per share at issuance date at an annual rate of 9.25% compounded quarterly to a liquidation preference of $1,000 per share at maturity in 2013. The zero coupon preferred stock is convertible at the option of the holders prior to redemption or maturity into our class A common stock at a conversion rate of 19.4882 shares of our class A common stock for each share of zero coupon preferred stock, subject to adjustment upon the occurrence of specified events. Generally, holders of our zero coupon convertible preferred stock are not entitled to vote on any matter required or permitted to be voted on by the holders of our class A common stock. We may choose to redeem some or all of the preferred stock starting December 23, 2005, and the preferred stock may be tendered by the holders for acquisition by us on December 23, 2005 and 2008, in each case at a redemption price equal to the liquidation preference on the redemption date. The zero coupon preferred stock is mandatorily redeemable on December 23, 2013 at the fully accreted liquidation preference of $1,000 per share. We may elect, subject to the satisfaction of specified requirements, to pay any redemption or tender price with our class A common stock.

Series D Preferred Stock. Shares of our series D exchangeable preferred stock due 2009 had a liquidation preference of $1,000 per share. Dividends on the series D preferred stock accrued at an annual rate of 13% of the liquidation preference, were cumulative from the date of issuance and were payable quarterly in cash. These shares of preferred stock were retired in 2003.

Series E Preferred Stock. Shares of our series E exchangeable preferred stock due 2010 had a liquidation preference of $1,000 per share. Dividends on the series E preferred stock accrued at an annual rate of 11.125% of the liquidation preference, were cumulative from the date of issuance and were payable quarterly in cash or, on or prior to February 15, 2003 at our option, in additional shares of series E preferred stock. These shares of preferred stock were retired in 2003.

2004 Debt Retirements. For the year ended December 31, 2004, we purchased and retired a total of $1,346 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for $1,421 million in cash. As a result, we recognized an $83 million loss in other income (expense) in the statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs, net of the recognition of a portion of the deferred premium associated with the termination of some of our interest rate swaps. Additional information regarding out interest rate swaps and the deferred premium can be found in note 8.

2004 Debt-for-Debt Exchanges. For the year ended December 31, 2004, we entered into several non-cash debt-for-debt exchange transactions with holders of our securities. As a result, we exchanged $1,032 million in principal amount of the 9.375% senior notes and $481 million in principal amount of our 9.5% senior notes for a total of $1,647 million in principal amount of new senior notes. The new senior notes consist of $918 million in principal amount of 6.875% senior notes issued at a $61 million discount to their principal amount, $592 million in principal amount of 5.95% senior notes issued at a $54 million discount to their principal amount, and $137 million in principal amount of 7.375% senior notes issued at an $11 million discount to their principal amount. These transactions were accounted for as debt modifications. As a result, the $17 million of the deferred premium resulting from the settlement of a fair value hedge associated with the 9.5% senior notes is now associated with the 5.95% and 6.875% senior notes and will be recognized as an adjustment to interest expense over the remaining life of the 5.95% and 6.875% senior notes. Additional information regarding our interest rate swaps and the related deferred premium can be found in note 8.

2003 and 2002 Debt and Preferred Stock Retirements. For the year ended December 31, 2003, we purchased and retired a total of $4,049 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for 30.6 million shares of class A common stock valued at $588 million and $3,626 million in cash. As a result, we recognized a $204 million loss in other income (expense) in the accompanying consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs. During the same period, we also purchased and retired a total of $932 million in aggregate face amount of our outstanding mandatorily redeemable preferred stock in exchange for about $972 million in cash. As a part of these transactions, we recognized a $48 million loss in the accompanying consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired preferred stock and the write-off of unamortized financing costs. In connection with the implementation of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” effective July 1, 2003 the losses associated with our third quarter 2003 preferred stock retirements are included in other income (expense) in the accompanying consolidated statements of operations.

For the year ended December 31, 2002, we purchased and retired a total of $1,928 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for 97.7 million shares of class A common stock valued at $596 million and about $666 million in cash. As a result, we recognized a $514 million gain in other income (expense) in the statement of operations, representing the excess of the carrying value over the purchase price of the purchased and retired notes and the write-off of unamortized debt financing costs. In accordance with SFAS No. 84, “Induced Conversions of Convertible Debt,” the shares of our class A common stock issued in excess of the shares that the holders would have been entitled to had they converted under the original terms of the convertible notes are multiplied by the fair value of the shares on the transaction date and the result is recorded as debt conversion expense of $160 million in other income (expense) in the statement of operations.

Bank Credit Facility. As of December 31, 2004, our bank credit facility provided for total secured financing capacity of $6,178 million, subject to the satisfaction or waiver of applicable borrowing conditions. This facility consisted of a $4,000 million revolving loan commitment, of which $1,000 million has been borrowed, and a term loan outstanding of $2,178 million, all of which has been borrowed.

In 2004, we amended our bank credit facility to create a new $4,000 million revolving credit facility that replaced our then-existing revolving credit facility and one of our then-existing term loans. In connection with the amendment, we borrowed $1,000 million of this new facility and used $476 million of cash on hand to repay the entire outstanding balance of one of our then-existing term loans in the amount of $1,360 million and our then-outstanding revolving loan in the amount of $116 million. This transaction was accounted for as an extinguishment of debt in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Thus, we recognized a $34 million loss in other income (expense) in the accompanying consolidated statements of operations, representing the write-off of unamortized debt financing costs associated with the old credit facility. The new revolving credit facility can be used to secure letters of credit for the full amount available under the facility.

In 2005, we entered into a secured term loan agreement of $2,200 million, the proceeds of which were used to refinance our outstanding term loan of $2,178 million. Under the terms of the new loan, the initial interest rate will be the London Interbank Offered Rate, or LIBOR plus 75 basis points, reflecting a reduction of 150 basis points from the rate on the then-existing term loan. The interest rate automatically will adjust to the applicable rate of our existing $4,000 million revolving credit facility, currently LIBOR plus 100 basis points, on December 31, 2005 or earlier, if the merger agreement between Nextel and Sprint is terminated. The new term loan matures on February 1, 2010, at which time we will be obligated to pay the principal of the new term loan in one installment, and is subject to the terms and conditions of our existing revolving credit facility, which will remain unchanged, including provisions that allow the lenders to declare borrowings due immediately in the event of default.

Our credit facility requires compliance with two financial ratio tests: total indebtedness to operating cash flow and operating cash flow to interest expense, each as defined under the credit agreement. The maturity dates of the loans may accelerate if we do not comply with the financial ratio tests, which could have a material adverse effect on our financial condition. As of December 31, 2004, we were in compliance with all financial ratio tests under our credit facility. We are also obligated to repay the loans if certain change of control events occur. Borrowings under the facility are currently secured by liens on substantially all of our assets, and are guaranteed by us and by substantially all of our subsidiaries. Our credit facility provides for the termination of these liens and subsidiary guarantees upon satisfaction of certain conditions, including improvements in debt ratings and the repayment of our remaining outstanding term loan. There is no provision under any of our indebtedness that requires repayment in the event of a downgrade by any ratings service.

Our ability to borrow additional amounts under the credit facility may be restricted by provisions included in some of our public notes that limit the incurrence of additional indebtedness in certain circumstances. The availability of borrowings under this facility also is subject to the satisfaction or waiver of specified borrowing conditions. As of December 31, 2004, we have satisfied the conditions under this facility and the applicable provisions of our senior note indentures did not restrict our ability to borrow the remaining amount available under the revolving credit commitment. In February 2005, we accepted the terms of the Report and Order, which requires us to establish a letter of credit in the amount of $2,500 million to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum.

The credit facility also contains covenants which limit our ability and the ability of some of our subsidiaries to incur additional indebtedness; create liens; pay dividends or make distributions in respect of our or their capital stock or make specified other restricted payments; consolidate, merge or sell all or substantially all of our or their assets; guarantee obligations of other entities; enter into hedging agreements; enter into transactions with affiliates or related persons or engage in any business other than the telecommunications business. Although these covenants are similar to those contained in our previous credit facility, they have been revised under the amended credit facility to provide us with greater operating flexibility. In addition, in February 2005, we amended our credit facility primarily to modify the facility’s definition of “change in control” to exclude the proposed merger with Sprint.

Capital Lease Obligation. In February 2004, we exercised the early buy-out option for our capital lease in which we paid $191 million in cash, $156 million of which related to the reduction of the capital lease obligation, and recorded the $35 million difference as an adjustment to the book basis of the switch assets that were being leased.

In March 2003, we exercised the early buy-out option on another capital lease in which we paid $69 million in cash, $54 million of which related to the reduction of the capital lease obligation, and recorded the $15 million difference as an adjustment to the book basis of the switch assets that were being leased.

Future Maturities of Long-Term Debt

For the years subsequent to December 31, 2004, scheduled annual maturities of long-term debt, including our bank credit facility and finance obligation outstanding, as of December 31, 2004 are as follows:

December 31, 2004
(in millions)
2005	$22
2006	22
2007	22
2008	22
2009	1,028
Thereafter	7,529

8,645
Add deferred premium	24
Less unamortized discount	(120)

$8,549

We may, from time to time as we deem appropriate, enter into additional refinancing and similar transactions, including exchanges of our common stock or other securities for our debt and other long-term obligations and redemption, repurchase or retirement transactions involving our outstanding debt and equity securities, that in the aggregate may be material.

7. Fair Value of Financial Instruments

We have determined the estimated fair values of financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop fair value estimates. As a result, the estimates presented below are not necessarily indicative of the amounts that we could realize or be required to pay in a current market exchange. The use of different market assumptions, as well as estimation methodologies, may have a material effect on the estimated fair value amounts.

	December 31,
	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Marketable equity securities, NII
Holdings (including current portion of $293)	$586	$586	$307	$307
Marketable debt securities, NII
Holdings	—	—	67	67
Long-term debt, including current portion	8,549	9,084	10,047	10,565
Mandatorily redeemable preferred stock	108	150	99	146

Cash and Cash Equivalents, Short-Term Investments, Accounts and Notes Receivable, Accounts Payable, Accrued Expenses and Due to Related Parties. The carrying amounts of these items are reasonable estimates of their fair values.

Marketable Debt and Equity Securities. We estimate the fair value of these securities based on quoted market prices. At December 31, 2004 and 2003, marketable debt and equity securities included within prepaid expenses and other current assets and investments consist of the following:

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value
	(in millions)
2004
Available-for-sale equity securities	$33	$553	$—	$586
2003
Available-for-sale equity securities	$33	$274	$—	$307
Available-for-sale debt securities	47	20	—	67

Long-Term Debt. We estimate the fair value of these securities based on quoted market prices of our senior notes and loans under our bank credit facility.

Derivative Instruments. The fair value of these instruments is based on estimates obtained from bankers to settle the agreements. See note 8.

Mandatorily Redeemable Preferred Stock. We estimate the fair value of these securities based on quoted market prices.

Finance Obligation. We estimate the fair value of our finance obligation based on the present value of future cash flows using a discount rate available for similar obligations.

Letters of Credit. We use letters of credit to back some lease guarantees. Outstanding letters of credit totaled $8 million at December 31, 2004 and $24 million at December 31, 2003. Pursuant to the terms of the Report and Order described in note 15 below, we are required to establish a letter of credit in the amount of $2,500 million to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum in connection with the band reconfiguration process. We obtained the letter of credit using borrowing capacity under our existing revolving credit facility. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place.

8. Derivative Instruments and Hedging Activities

We use derivative instruments, consisting primarily of interest rate swap agreements, to manage our exposure to changes in the fair values or future cash flows of some of our long-term debt, which are caused by interest rate fluctuations. We do not use derivative instruments for trading or other speculative purposes. The use of derivative instruments exposes us to market risk and credit risk. Market risk is the adverse effect that a change in interest rates has on the value of a financial instrument. We manage market risk associated with our derivative instruments by establishing and monitoring limits on the degree of risk that may be undertaken. This risk is also monitored through regular communication with senior management. While derivative instruments are subject to fluctuations in values, these fluctuations are generally offset by fluctuations in fair values or cash flows of the underlying hedged items. Credit risk is the risk that the counterparty exposes us to loss in the event of nonperformance. We mitigate credit risk by dealing only with counterparties that have at least an “A” rating from either Moody’s or Standard & Poor’s, and by setting exposure limits with each approved counterparty. We currently do not hedge assets or liabilities denominated in foreign currencies or foreign currency transactions.

From time to time, we hedge the cash flows and fair values of some of our long-term debt using interest rate swaps. We enter into these derivative contracts to manage our exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, we agree to exchange the difference between a variable interest rate and either a fixed or another variable interest rate, multiplied by a notional principal amount.

In 2001, we entered into three interest rate swap agreements to hedge the risk of changes in fair value of a portion of our long-term fixed rate debt, which were attributable to changes in the LIBOR, as the benchmark interest rate. These fair value hedges qualified for hedge accounting using the short-cut method since the swap terms matched the critical terms of the hedged debt. Accordingly, there was no net effect on our results of operations for the year ended December 31, 2003 relating to the ineffectiveness of these fair value hedges. During 2003, we terminated all three swap agreements. As a result of the terminations, we recorded a deferred premium of $38 million, which we recognize as an adjustment to interest expense over the remaining life of the hedged debt. As described in note 6, a portion of this deferred premium associated with our purchase and retirement of a portion of the hedged debt was recognized as an offset to the loss on early retirement of the related senior notes. Additionally, a portion of this deferred premium has been transferred from one series of senior notes to two other series of senior notes as a result of debt-for-debt exchanges entered into during 2004. As a result, the portion of the deferred premium that was transferred to the different series of notes will now be recognized as an adjustment to the interest expense over the remaining life of those series.

Additionally, from time to time, we use interest rate swaps to hedge the variability of future cash flows, which are caused by changes in LIBOR, as the benchmark interest rate, associated with some of our long-term variable rate debt. In February 2003, we terminated a variable-to-variable interest rate swap in the notional amount of $400 million in accordance with its original terms. There was no realized gain or loss associated with this termination. Since this swap did not qualify for cash flow hedge accounting, we recognized changes in its fair value up to the termination date in our statement of operations in the period of the change. Interest expense includes a gain of $2 million in 2003 and a gain of $10 million in 2002, representing changes in the fair value of this swap. During 2003, we terminated our remaining cash flow hedge, which was recorded at its fair value, and paid $91 million in cash to satisfy our obligations under it. As a result of the termination, unrealized losses of about $10 million, representing the effective portion of the change in fair value reported in accumulated other comprehensive loss, were recognized in our statement of operations. The ineffective portion of the change in fair value of our swap qualifying for cash flow hedge accounting was recognized as interest expense in our statement of operations up to the termination date in the period of the change. Interest expense includes a loss of $8 million for the year ended December 31, 2003, related to the ineffective portion of the change in the fair value, offset by a gain of $3 million relating to the termination of the swap. Interest expense includes a loss of $22 million for the year ended December 31, 2002 related to the ineffective portion of the change in the fair value of this swap.

Interest expense related to the periodic net cash settlements on all swaps was $12 million in 2003 and $26 million in 2002. As of December 31, 2004, we did not have any significant derivative instruments.

9. Income Taxes

The components of the income tax benefit (provision) were as follows:

	Year Ended December 31,
	2004	2003	2002
	(in millions)
Current
State	$(107)	$(51)	$(5)
Deferred
Federal	452	(51)	(325)
State	10	(11)	(61)

	462	(62)	(386)

Income tax benefit (provision)	$355	$(113)	$(391)

Our income tax benefit (provision) reconciles to the amount computed by applying the U.S. statutory rate to loss before extraordinary item as follows:

	Year Ended December 31,
	2004	2003	2002
	(in millions)
Income tax provision at statutory rate	$(926)	$(568)	$(613)
State tax provision, net	(123)	(59)	(83)
Tax contingencies	(142)	—	—
Gain on deconsolidation of NII Holdings	—	—	482
Gain on retirement of debt	—	—	(109)
Decrease in valuation allowance	1,546	531	34
Equity in losses of unconsolidated affiliates	—	(16)	(86)
Other	—	(1)	(16)

	$355	$(113)	$(391)

As further discussed below, during 2004 we released substantially all our net operating loss valuation allowance and a portion of our capital loss carryforward valuation allowance which had the effect of changing the balance sheet presentation of our deferred tax assets and liabilities beginning in 2004.

	December 31, 2004
	Current	Long-term
	(in millions)
Deferred tax assets
Net operating loss carryforwards	$925	$1,452
Capital loss carryforward	—	713
Accruals and other liabilities	70	64
Federal AMT	—	30
Research credit	—	3
Investments	—	85

	995	2,347
Valuation allowance	(1)	(657)

	994	1,690

Deferred tax liabilities
Property, plant and equipment	—	1,596
Intangibles	—	1,735
Investments	112	112
Other	—	28

	112	3,471

Current deferred tax asset	$882

Long-term deferred tax liability		$1,781

Deferred tax assets and liabilities as of December 31, 2003 consisted of the following:

December 31, 2003
(in millions)
Deferred tax assets
Net operating loss carryforwards	$2,805
Capital loss carryforward	723
Accruals and other liabilities	176
Federal AMT	14
Research credit	3
Investments	64

3,785
Valuation allowance	(2,544)

1,241

Deferred tax liabilities
Property, plant and equipment	1,320
Intangibles	1,665
Investments	129

3,114

Net deferred tax liability	$1,873

At December 31, 2004, we had $6,376 million of consolidated net operating loss carryforwards for federal income tax that expire in varying amounts through 2023. The net operating loss carryforwards include additional deductions for depreciation and amortization that were reported on our most recently filed tax returns. At the end of 2003, we believed that our cumulative losses, when evaluated in connection with other qualitative factors and uncertainties concerning our business and industry, provided substantial negative evidence regarding the likelihood of our eventual realization of the tax benefit of our net operating and capital loss carryforwards, which outweighed the positive evidence available. Therefore, we maintained a valuation allowance of $2,544 million as of December 31, 2003 including reserves primarily for the tax benefit of net operating loss carryforwards, as well as for capital loss carryforwards and transactions associated with the tax benefit of stock option deductions.

Based on our cumulative operating results through June 30, 2004, and an assessment of our expected future operations, we concluded that it was more likely than not that we would be able to realize the tax benefits of our federal net operating loss carryforwards. Therefore in 2004, we decreased the valuation allowance attributable to our net operating loss carryforwards by $901 million as a credit to tax expense. Additionally, we released the valuation allowance attributable to the tax benefit of stock option deductions and credited stockholders’ equity by $389 million. We have established a $142 million liability for probable tax exposures relating to the potential non-deductibility of certain federal and state income tax benefits.

During 2004, we determined that it was more likely than not that we would utilize a portion of our capital loss carryforwards before their expiration. Accordingly, we decreased the valuation allowance primarily attributable to capital loss carryforwards by $212 million as a credit to tax expense during 2004. Significant changes in our assessment of the future realization of our capital loss carryforwards would require us to reconsider the need for a valuation allowance associated with the capital loss deferred tax asset.

In connection with our adoption of SFAS No. 142 in the first quarter of 2002, we incurred a one-time cumulative non-cash charge to the income tax provision of $335 million to increase the valuation allowance related to our net operating losses and other deferred tax assets. For additional information regarding the adoption of SFAS No. 142, see note 5.

As a result of NII Holdings’ bankruptcy reorganization in the fourth quarter 2002, we incurred a capital loss for tax purposes of $1,938 million, and accordingly, we increased our valuation allowance by $766 million.

10. Commitments and Contingencies

Operating Lease Commitments. We lease various equipment, office facilities, retail outlets and kiosks, switching facilities, and transmitter and receiver sites under operating leases. The non-cancelable portion of these leases ranges from monthly up to 10 years. These leases, with few exceptions, provide for automatic renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. Our lease term for most leases includes the initial non-cancelable term plus one renewal period, as the exercise of the related renewal option is reasonably assured (see note 1). Our cell site leases generally provide for an initial non-cancelable term of 5 to 7 years with 5 renewal options for 5 years each.

For years subsequent to December 31, 2004, minimum lease payments for all operating lease obligations that have lease terms exceeding one year, net of rental income, are as follows (in millions):

2005	$515
2006	532
2007	497
2008	442
2009	373
Thereafter	726

$3,085

Total rental expense, net of rental income, was $548 million during 2004, $500 million during 2003 and $390 million during 2002.

Other Commitments. We are a party to service and other contracts in connection with conducting our business. Minimum amounts due under some of the more significant agreements are $864 million in 2005, $707 million in 2006, $504 million in 2007, $288 million in 2008, $263 million in 2009 and $507 million thereafter. Amounts actually paid under some of these agreements will likely be higher due to variable components of these agreements. The more significant variable components that determine the ultimate obligation owed include such items as hours contracted, subscribers and other factors. In addition, we are party to various arrangements that are conditional in nature and obligate us to make payments only upon the occurrence of certain events, such as the delivery of functioning software or a product. In addition, significant amounts expected to be paid to Motorola for infrastructure, handsets and related services are not included in the figures above due to the uncertainty surrounding the timing and extent of these payments; however, the figures above do include the minimum contractual amounts. See note 13 with respect to amounts paid to Motorola in 2004, 2003 and 2002.

Contingencies. In April 2001, a purported class action lawsuit was filed in the Circuit Court in Baltimore, Maryland by the Law Offices of Peter Angelos, and subsequently in other state courts in Pennsylvania, New York and Georgia by Mr. Angelos and other firms, alleging that wireless telephones pose a health risk to users of those telephones and that the defendants failed to disclose these risks. We, along with numerous other companies, were named as defendants in these cases. The cases, together with a similar case filed earlier in Louisiana state court, were ultimately transferred to federal court in Baltimore, Maryland. On March 5, 2003, the court granted the defendants’ motions to dismiss. The plaintiffs have appealed this decision.

A number of lawsuits have been filed against us in several state and federal courts around the United States, challenging the manner by which we recover the costs to us of federally mandated universal service, Telecommunications Relay Service payment requirements imposed by the FCC, and the costs (including costs to implement changes to our network) to comply with federal regulatory requirements to provide E911, telephone number pooling and telephone number portability. In general, these plaintiffs claim that our rate structure that breaks out and assesses federal program cost recovery fees on monthly customer bills is misleading and unlawful. The plaintiffs generally seek injunctive relief and damages on behalf of a class of customers, including a refund of amounts collected under these regulatory line item assessments. We have reached a settlement with the plaintiff, who purports to represent a nationwide class of affected customers, in one of the lawsuits that challenged the manner by which we recover the costs to comply with federal regulatory requirements to provide E911, telephone number pooling and telephone number portability. The settlement was found to be fair and was approved by the court, which approval recently was affirmed by the appellate court, and a motion for rehearing was filed by one of the objectors. Assuming no further appeal is sought, the settlement renders moot a majority of these lawsuits and would not have a material effect on our business or results of operations.

We are subject to other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these other pending claims or legal actions will have a material effect on our business or results of operation.

On December 15, 2004, we entered into a definitive agreement for a merger of equals with Sprint. The merger agreement contains certain termination rights for each of us and Sprint and further provides for the payment of a termination fee of $1,000 million upon termination of the merger agreement under specified circumstances involving an alternative transaction.

11. Capital Stock and Stock Rights

Under our certificate of incorporation, we have the authority to issue 2,180,000,000 shares of capital stock as follows:

•	2,060,000,000 shares of class A voting common stock, par value $0.001 per share;

•	100,000,000 shares of class B nonvoting common stock, par value $0.001 per share; and

•	20,000,000 shares of preferred stock, par value $0.01 per share, 800,000 shares of which have been designated as zero coupon convertible preferred stock due 2013 described in note 6.

The following is a summary description of our common stock.

Common Stock

Holders of common stock are entitled to share equally, share for share, if dividends are declared on the common stock, whether payable in cash, property or securities. There is no provision for cumulative voting with respect to the election of directors.

Class A Common Stock. The holders of our class A common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Class B Common Stock. Motorola is currently the only holder of our outstanding class B nonvoting common stock. During 2004, we purchased 6 million shares of our class B common stock from Motorola. We accounted for this transaction under the cost method and currently hold these shares in treasury. A holder of our class B common stock has no right to vote on any matters submitted for action by the stockholders. However, a holder of the class B common stock does have the right to vote as a separate class, with each share having one vote, on:

•	any merger, consolidation, reorganization or reclassification of our company or our shares of capital stock;

•	any amendment to the certificate of incorporation; or

•	any liquidation, dissolution or winding up of our company;

in which the class B common stock would be treated differently from the class A common stock.

Shares of class B common stock are convertible at any time at the option of the holder into an equal number of shares of class A common stock upon the actual or expected occurrence of any “voting conversion event” as defined in our certificate of incorporation.

Ranking

In the event of any liquidation, dissolution or winding up of our company or upon the distribution of our assets, all assets and funds remaining after payment in full of our debts and liabilities, and after the payment to the holders of the then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among the holders of the class A common stock and nonvoting class B common stock ratably.

Common Stock Reserved for Issuance

As of December 31, 2004, we had reserved class A common stock for future issuance as detailed below (in millions).

5.25% convertible debt conversion rights	8.1
Zero coupon preferred stock conversion rights	4.8
Class B common stock conversion rights	29.7
Incentive equity and employee stock purchase plan and other options outstanding	114.3
Acquisitions and other	39.5

196.4

An additional $1,000 million in aggregate dollar amount of shares of our class A common stock is available for issuance and sale under our Direct Stock Purchase Plan.

12. Stock and Employee Benefit Plans

Incentive Equity Plan. Our incentive equity plan provides for the issuance to our directors, officers, employees and consultants of up to 180.0 million shares of class A common stock upon the exercise or issuance of a variety of forms of equity rights, including grants of options to purchase stock and deferred shares. Typically, we grant nonqualified stock options to purchase stock under our equity incentive plan, and such options that currently are outstanding generally:

•	have been granted at prices equal to or exceeding the market value of the stock on the grant date;

•	vest over periods up to four years; and

•	expire ten years subsequent to award.

If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel, then that holder’s unvested options will immediately vest or otherwise become payable, subject to some limits. Stock options are nontransferable, except to family members or by will, as provided for in the incentive equity plan, and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

A summary of the Incentive Equity Plan stock option activity for employees and directors is as follows (shares in millions):

	Shares	Weighted Average Exercise Price
Outstanding, December 31, 2001	78.8	$27.14
Granted	28.6	5.37
Exercised	(4.8)	7.12
Canceled	(14.4)	25.40

Outstanding, December 31, 2002	88.2	21.45
Granted	20.9	16.87
Exercised	(16.9)	11.23
Canceled	(6.1)	30.02

Outstanding, December 31, 2003	86.1	21.70
Granted	24.4	26.02
Exercised	(17.5)	13.07
Canceled	(3.7)	24.94

Outstanding, December 31, 2004	89.3	24.45

Exercisable, December 31, 2002	46.2	23.51

Exercisable, December 31, 2003	46.0	25.73

Exercisable, December 31, 2004	48.9	28.46

The following is a summary of the status of employees’ stock options outstanding and exercisable at December 31, 2004 (shares in millions):

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares	Weighted Average Life Remaining	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 2.91 - $ 6.99	13.0	7.24 years	$5.24	6.3	$5.24
7.01 - 12.98	11.0	6.98 years	10.99	5.8	10.29
13.08 - 18.97	11.5	5.68 years	15.23	8.9	15.18
19.00 - 22.97	12.0	6.88 years	21.46	9.1	21.97
23.00 - 26.66	13.0	9.16 years	23.85	2.7	24.18
27.33 - 30.94	14.9	9.28 years	27.72	2.2	27.53
31.25 - 49.16	0.9	5.30 years	39.74	0.9	39.75
50.00 - 79.59	13.0	5.15 years	61.78	13.0	61.78

	89.3			48.9

The Incentive Equity Plan also provides for the grant of deferred shares at no cost to selected employees generally in consideration of future services. These deferred shares generally vest over a service period ranging from several months to four years. An accelerated vesting schedule may be triggered in the event of a change in control of our company. We granted deferred shares during the following years with the weighted average fair values per share at grant date as indicated: 2004 — 1.2 million shares at $24.40, 2003 — 1.1 million shares at $17.37; and 2002 — 0.2 million shares at $6.59.

Associate Stock Purchase Plan. Under our associate stock purchase plan, eligible employees may subscribe to purchase shares of class A common stock through payroll deductions of up to 10% of eligible compensation. The purchase price is the lower of 85% of market value on the last trading day preceding the first or last day of each quarter. The aggregate number of shares purchased by an employee may not exceed $25,000 of fair market value annually, subject to limitations imposed by Section 423 of the Internal Revenue Code. A total of 20.0 million shares are authorized for purchase under the plan. The Employee Stock Purchase Plan will terminate on the tenth anniversary of its adoption. Employees purchased shares under this plan during the following years at the weighted average prices per share as indicated: 2004 — 0.7 million shares at $19.62, 2003 — 1.3 million shares at $11.06 and 2002 — 3.9 million shares at $3.79.

Fair Value Disclosures. The fair value of each option, deferred share and employee stock purchase plan grant is estimated on the measurement date using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions:

	2004	2003	2002
Expected stock price volatility	78% - 82%	82% - 84%	69% - 83%
Risk-free interest rates	2.8% - 4.2%	2.2% - 3.6%	2.5% - 5.1%
Expected life of option and deferred share grants in years	3 - 5	3 - 5	3 - 5
Expected life of stock purchase plan grants in years	0.25	0.25	0.25
Expected dividend yield	—	—	—

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility, which we estimate based on five years of our historical stock price in accordance with the provisions of SFAS No. 123. Because our stock options issued under our incentive equity plan have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of those stock options. See note 1 for the effect on our income (loss) available to common stockholders and earnings (loss) per common share had we recorded compensation costs determined based on the fair value of the awards granted using the foregoing valuation methodology. The weighted average estimated fair value of our stock options granted during 2004 was $17.25, during 2003 was $11.35 and during 2002 was $3.40.

Employee Benefit Plans. We maintain a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code covering all eligible officers and employees. Participants may contribute up to 80% of their base salary compensation. We provide a matching contribution of 100% of the first 4% of salary contribution by employees that, prior to 2005, vested over four years. Effective January 1, 2005, the matching contribution will vest immediately, including any unvested portion of matching contributions made prior to 2005. Our contributions were $25 million during 2004, $22 million during 2003 and $18 million during 2002.

Under our Cash Compensation Deferral Plan, we provide specified eligible employees and directors the opportunity to defer cash compensation in excess of amounts permitted under our 401(k) defined contribution plan. Eligible employees may defer up to 90% of base salary and 100% of annual bonus. We may, but are not obligated to, make discretionary contributions, but have made no such contributions to date. Distribution payments are made at retirement, death, disability, termination of employment or a specific future year designated by the employee at the time of deferral. The Cash Compensation Deferral Plan is unfunded and all benefits will be paid from our general assets. Other liabilities includes $9 million as of December 31, 2004 and $6 million as of December 31, 2003, representing deferrals made by participating employees and investment earnings based on hypothetical investment elections.

Long-Term Incentive Plan. In 2003, we adopted a long-term incentive plan designed to reward key members of our management for achieving specific performance goals over a two-year period commencing January 1, 2004. This plan offers management the opportunity to receive a cash-based payment, or a combination of cash and stock-based payments at the discretion of the compensation committee of the board of directors. We recorded compensation expense related to the long-term incentive plan of $15 million in 2004. In 2002, we had a similar long-term incentive plan designed to reward key members of our management for achieving specific performance goals over a two-year period commencing January 1, 2002. We recorded compensation expense related to this long-term incentive plan of $26 million in 2003 and $22 million in 2002.

13. Related Party Transactions

We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results and have the potential to have a similar impact in the future. Of these, we believe that our material relationships are with Motorola, Nextel Partners, NII Holdings and Craig O. McCaw, all of which are or have been related parties of ours. See note 3 for discussions of our transactions with NII Holdings and Nextel Partners.

Motorola. We have a number of important strategic and commercial relationships with Motorola. Motorola is the sole supplier of the iDEN infrastructure equipment and substantially all of the handsets used throughout our network. We work closely with Motorola to improve existing products and develop new technologies and enhancements to existing technologies for use in our network. We also rely on Motorola for network maintenance and enhancement.

In July 1995, we acquired all of Motorola’s 800 MHz SMR FCC licenses in the continental United States in exchange for shares of our class A common stock and nonvoting class B common stock. As described in note 1, in September 2004, we purchased 6 million shares of our nonvoting class B common stock from Motorola for $141 million in cash which was based on the then-current market value of the shares. As of February 28, 2005, Motorola owned 47.5 million shares of our class A common stock and 29.7 million shares of our nonvoting class B common stock, all of which can be converted into shares of class A common stock in specified circumstances at Motorola’s election, representing about 7% of our outstanding class A common stock, assuming that conversion. As a result of the reduction in Motorola’s ownership of our common stock, Motorola is no longer entitled to nominate any persons for election as members of our board of directors. In September 2004, we also purchased about 5.6 million shares of Nextel Partners class A common stock from Motorola for an aggregate cash purchase price of $77 million, which was based on the then-current market value of the shares.

On December 14, 2004, in contemplation of our merger agreement with Sprint, and to help facilitate a tax-free spin off of Sprint’s local wireline business following the merger, we entered into an agreement with Motorola under which Motorola agreed, subject to the terms and conditions of the agreement, not to enter into a transaction that constitutes a disposition of its class B common stock of Nextel or shares of non-voting common stock issued to Motorola in connection with the transactions contemplated by the merger agreement. In consideration of Motorola’s compliance with the terms of this agreement, upon the occurrence of certain events, we have agreed to pay Motorola a consent fee of $50 million, which Motorola must return to us upon the occurrence of certain events, including, specifically, if the merger with Sprint is not completed.

Our equipment purchase agreements with Motorola govern our rights and obligations regarding purchases of network equipment manufactured by Motorola. Motorola and we have also agreed to warranty and maintenance programs and specified indemnity arrangements. We also pay Motorola for handset service and repair, transmitter and receiver site rent and training. We entered into a new funding model for the purchase of handset models that we introduced in late 2003 and for other new models to be introduced throughout 2004 and 2005. Under this model, we prepay a certain quantity of handsets in exchange for discounts on all future handset purchases. We are also reimbursed by Motorola for co-op advertising and various marketing and promotional agreements.

Net payables to Motorola were $169 million at December 31, 2004 and $230 million at December 31, 2003. Net amounts paid to Motorola by us during the years ended December 31, 2004, 2003 and 2002 consisted of the following:

Total Payments
(in millions)
2004
Handsets and accessory inventory	$2,356
Network equipment and software	814
Warranty, maintenance, training and other	93

$3,263

2003
Handsets and accessory inventory	$1,461
Network equipment and software	528
Warranty, maintenance, training and other	166

$2,155

2002
Handsets and accessory inventory	$1,444
Network equipment and software	776
Warranty, maintenance, training and other	94

$2,314

All payments due to and due from Motorola are settled in accordance with customary commercial terms for comparable transactions.

McCaw Affiliates. In December 2003, Mr. McCaw resigned from our board, on which he had served since 1995. In 1995, Mr. McCaw acquired significant equity interests in Nextel, and we agreed to certain arrangements related to our corporate governance, including terms relating to the election of directors selected by Digital Radio, L.L.C., an affiliate of Mr. McCaw, and the approval of specified transactions and corporate actions and the formulation of specified aspects of our business strategy. In connection with these equity investments, we also reached an agreement with Mr. McCaw and Digital Radio on a number of matters relating to the ownership, acquisition and disposition of our securities and limitations on Mr. McCaw and Digital Radio’s participation in two-way terrestrial-based mobile wireless systems in North America and South America. Concurrently with the execution of the securities purchase agreement with Digital Radio and Mr. McCaw, we entered into a management support agreement with Eagle River, Inc., a controlled affiliate of Digital Radio, pursuant to which Eagle River would provide management and consulting services to us, our board of directors and the operations committee of the board from time to time as requested. In consideration of the services to be provided to us under the management support agreement, we entered into an incentive option agreement granting to Eagle River the option to purchase an aggregate of 2.0 million shares of our class A common stock at an exercise price of $6.13 per share. In November 2004, Eagle River exercised its option to purchase 1.2 million shares and has an option to purchase an additional 0.8 million shares. The remaining option is fully exercisable and expires in April 2005.

In March 2003, we, Digital Radio and Mr. McCaw entered into an agreement revising these arrangements and terminated substantially all corporate governance and other rights originally granted to Digital Radio. As a result, all of the outstanding shares of the class A preferred stock and class B preferred stock held by Digital Radio converted into shares of our class A common stock in March 2003. In October 2003, we further amended these arrangements to clarify the scope of the restrictions on Mr. McCaw’s participation in specified wireless businesses to allow Mr. McCaw to acquire interests in MMDS spectrum licenses subject to his granting us certain options to purchase any such interests in excess of specified minimum amounts.

Other Related Party Transactions. One of our directors is chairman of the board and chief executive officer of CommScope, Inc. We paid CommScope $6 million during 2004, $4 million during 2003 and $1 million during 2002 for coaxial cables and related equipment for our transmitter and receiver sites. We had amounts payable to CommScope outstanding of $1 million at December 31, 2004 and less than $1 million at December 31, 2003. One of our executive officers was a member of the board of directors of RadioFrame Networks, Inc. through December 31, 2003. We paid RadioFrame $9 million during 2003 and $6 million during 2002 for network equipment and software. We had amounts payable to RadioFrame outstanding of about $1 million as of December 31, 2003. All payments due to and due from other related parties are settled in accordance with customary commercial terms for comparable transactions.

14. Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	(1)	(1)	(1)
	(in millions, except per share amounts)
2004
Operating revenues	$3,103	$3,289	$3,398	$3,578
Operating income	764	807	855	857
Income tax benefit (provision)	(33)	717	(98)	(231)
Net income	595	1,342	590	473
Income available to common stockholders	593	1,340	588	470
Earnings per common share(2)
Basic	$0.54	$1.21	$0.53	$0.42

Diluted	$0.52	$1.16	$0.52	$0.42

	First	Second	Third	Fourth
	(1)	(1)	(1)	(as restated)(1)
	(in millions, except per share amounts)
2003
Operating revenues	$2,371	$2,556	$2,887	$3,006
Operating income	488	578	695	743
Income tax provision	(22)	(27)	(21)	(43)
Net income	235	294	340	642
Income available to common stockholders	203	266	338	639
Earnings per common share(2)
Basic	$0.20	$0.26	$0.32	$0.58

Diluted	$0.19	$0.25	$0.31	$0.56

As described in note 9, we released certain income tax valuation allowances and recorded a tax benefit of $901 million in the second quarter and $175 million in the third quarter of 2004 associated with these releases.

As described in note 3, in November 2003, we sold 3.0 million shares of NII Holdings common stock, which generated $209 million in net proceeds and a gain of $184 million.

(1)	The fourth quarter 2003 results presented above have been restated for the effects of correcting the errors described in note 1 to the consolidated financial statements. Management believes the effects of these restatements on the quarterly amounts presented are not material. The results for the first three quarters of 2003 and 2004 will be restated in our respective 2004 10-Q/A’s filed separately.

(2)	The sum of the quarterly earnings per share amounts may not equal the annual amounts because of the changes in the weighted-average number of shares outstanding during the year.

15. Subsequent Events

Report and Order. As part of an ongoing FCC proceeding to eliminate interference with public safety operators in the 800 MHz band, in August 2004, the FCC released the Report and Order, as supplemented by an errata and by a Supplemental Order released on December 22, 2004, which together we refer to as the Report and Order, which provides for the exchange of a portion of our FCC licenses of spectrum, which the FCC is effecting through modifications to these licenses. Related rules would be implemented in order to realign spectrum in the 800 MHz band to resolve the problem of interference with public safety systems operating in that band. The Report and Order calls for a band reconfiguration plan similar to the joint proposals submitted by the leading public safety associations and us during the course of the proceeding. In February 2005, we accepted the Report and Order and the related rights, obligations and responsibilities, which obligate us to surrender all of our holdings in the 700 MHz spectrum band and certain portions of our holdings in the 800 MHz spectrum band, and to fund the cost to public safety systems and other incumbent licensees to reconfigure the 800 MHz spectrum band through a 36-month phased transition process. Under the Report and Order, we received licenses for 10 MHz of nationwide spectrum in the 1.9 gigahertz, or GHz, band, but we are required to relocate and reimburse the incumbent licensees in the 1.9 GHz band for their costs of relocation to another band designated by the FCC.

The Report and Order requires us to make a payment to the United States Department of the Treasury at the conclusion of the band reconfiguration process to the extent that the value of the 1.9 GHz spectrum we received exceeds the total of the value of licenses for spectrum positions in the 700 MHz and 800 MHz bands that we surrendered under the decision, plus the actual costs that we will incur to retune incumbents and our own facilities under the Report and Order. The FCC determined under the Report and Order that, for purposes of calculating that payment amount, the value of this 1.9 GHz spectrum is about $4,860 million and the aggregate value of this 700 MHz spectrum and the 800 MHz spectrum surrendered, net of 800 MHz spectrum received as part of the exchange, is about $2,059 million, which, because of the potential payment to the U.S. Treasury, results in minimum cash expenditures by us of about $2,801 million by us under the Report and Order. We may incur certain costs as part of the reconfiguration process for which we will not receive credit against the potential payment to the U.S. Treasury. In addition, under the Report and Order, we are obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed $2,801 million.

Pursuant to the terms of the Report and Order, to ensure that the band reconfiguration process will be completed, we are required to establish a letter of credit in the amount of $2,500 million to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. We obtained the letter of credit using borrowing capacity under our existing revolving credit facility. See “— K. Regulation — 2. 800 MHz band spectrum reconfiguration.”

Term loan refinancing. In January 2005, we entered into a new $2,200 million secured term loan agreement, the proceeds of which were used to refinance the existing $2,178 million Term Loan E under our credit facility. Under the terms of the new term loan, the initial interest rate will be LIBOR plus 75 basis points, reflecting a reduction of 150 basis points from the rate on the existing term loan. The interest rate automatically will adjust to the applicable rate of our existing $4,000 million revolving credit facility, currently LIBOR plus 100 basis points, on December 31, 2005 or earlier, if the merger agreement between Nextel and Sprint is terminated. The new term loan matures on February 1, 2010, at which time we will be obligated to pay the principal of the new term loan in one installment, and is subject to the terms and conditions of our existing revolving credit facility, which will remain unchanged, including provisions that allow the lenders to declare borrowings due immediately in the event of default.

NEXTEL COMMUNICATIONS, INC.

(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Condensed Balance Sheets

As of December 31, 2004 and 2003

	2004	2003
		(as restated)
		(in millions)
ASSETS
Current assets
Cash and cash equivalents	$857	$457
Short-term investments	335	1,135
Other current assets	25	21

Total current assets	1,217	1,613
Due from subsidiaries (notes 2 and 5)	2,741	2,216
Investments in subsidiaries (note 2)	10,472	8,454
Property, plant and equipment, net	26	24
Deferred tax assets	805	128
Other assets	44	66

	$15,305	$12,501

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$394	$430
Long-term debt (note 3)	5,366	6,217
Other liabilities	29	17
Mandatorily redeemable preferred stock	108	99
Stockholders’ equity	9,408	5,738

	$15,305	$12,501

The accompanying notes are an integral part of the condensed financial statements.

	2004	2003	2002
		(as restated)	(as restated)
	(in millions)
Operating expenses
Selling, general and administrative	$136	$140	$124
Restructuring and impairment charges	—	—	35
Depreciation and amortization	3	10	41

	139	150	200

Other income (expense)
Interest expense	(462)	(634)	(753)
Interest income	19	16	44
Intercompany income (note 4)	675	758	753
(Loss) gain on retirement of debt, net of debt conversion costs of $0, $0 and $160 (note 3)	(83)	(245)	354
Intercompany management fee (note 5)	109	140	124
Equity in net income (losses) of subsidiaries	2,392	1,626	(710)

	2,650	1,661	(188)

Income (loss) before income tax benefit	2,511	1,511	(388)
Income tax benefit	489	—	—

Net income (loss)	3,000	1,511	(388)
(Loss) gain on retirement of mandatorily redeemable preferred stock	—	(7)	485
Mandatorily redeemable preferred stock dividends and accretion	(9)	(58)	(211)

Income (loss) available to common stockholders	$2,991	$1,446	$(114)

Comprehensive income (loss), net of income tax
Net income (loss)	$3,000	$1,511	$(388)
Net unrealized gain (loss) on available-for-sale securities:
Unrealized holding gains (losses) arising during the period	158	172	(37)
Reclassification adjustment for loss included in net loss	—	—	(8)
Foreign currency translation adjustment	2	(4)	228
Cash flow hedge:
Reclassification of transition adjustment included in net income (loss)	—	4	8
Unrealized gain (loss) on cash flow hedge	—	23	(6)

Comprehensive income (loss)	$3,160	$1,706	$(203)

The accompanying notes are an integral part of the condensed financial statements.

NEXTEL COMMUNICATIONS, INC.

(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

Condensed Statement of Cash Flows

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
		(as restated)	(as restated)
	(in millions)
Cash flows from operating activities
Net income (loss)	$3,000	$1,511	$(388)
Adjustment to reconcile net income (loss) to net cash used in operating activities	(3,438)	(1,940)	309

Net cash used in operating activities	(438)	(429)	(79)

Cash flows from investing activities
Purchases of short-term investments	(1,905)	(2,738)	(3,068)
Proceeds from maturities and sales of short-term investments	2,703	2,454	3,486
Other investments and advances from (to) affiliates	681	(784)	(780)
Cash dividend from subsidiary	196	2,604	—
Capital expenditures and other	(5)	(4)	—

Net cash provided by (used in) investing activities	1,670	1,532	(362)

Cash flows from financing activities
Issuance of debt securities	494	2,483	—
Purchase and retirement of debt securities and mandatorily redeemable preferred stock	(1,421)	(4,598)	(843)
Proceeds from exercise of stock options, warrants and other	236	689	35
Debt financing costs and other	(141)	(57)	(19)

Net cash used in financing activities	(832)	(1,483)	(827)

Net increase (decrease) in cash and cash equivalents	400	(380)	(1,268)
Cash and cash equivalents, beginning of period	457	837	2,105

Cash and cash equivalents, end of period	$857	$457	$837

The accompanying notes are an integral part of the condensed financial statements.

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